Exhibit 2.1

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT

by and among

ASP FIBERMARK HOLDINGS, LLC (“Seller”),

ASP FIBERMARK, LLC (the “Company”),

NEENAH FMK HOLDINGS, LLC (“Buyer”)

and

NEENAH PAPER, INC. (“Guarantor”)

Dated as of July 16, 2015

i

ii

iii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (“Agreement”), is dated as of July 16, 2015, by and among ASP FIBERMARK HOLDINGS, LLC, a Delaware limited liability company (“Seller”), ASP FIBERMARK, LLC, a Delaware limited liability company (the “Company”), NEENAH FMK HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), and NEENAH PAPER, INC., a Delaware corporation (“Guarantor”).

WHEREAS, Seller is the owner of all of the issued and outstanding limited liability company interests of the Company (the “Company Interests”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and convey to Buyer, all of Seller’s right, title and interest in and to the Company Interests, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1              Defined Terms.  For purposes of this Agreement, the following terms shall have the respective meanings specified below:

“401(k) Liability Estimate” means $3,122.57.

“Accounting Principles” means (i) the accounting methods, practices, principles, policies and procedures (including classifications, judgments and valuation and estimation methodologies) reflected in the sample calculation of Target Net Working Capital set forth on Exhibit A and as described thereon and (ii) to the extent not inconsistent with the foregoing clause (i), GAAP, as applied by the Consolidated Companies in preparing the Financial Statements; provided, however, that the Company’s current policies and procedures shall be used for writedowns of inventory even if such policies and procedures are inconsistent with GAAP.

“Acquisition” - as defined in Section 2.1.

“Acquisition Proposal” - as defined in Section 6.14.

“Action” means any claim, action, suit, audit, assessment or arbitration, or any proceeding, by or before any Governmental Authority.

“Affiliate” - as defined in Section 11.11.

“Agreement” - as defined in the preamble to this Agreement.

“Allocation” - as defined in Section 6.8(c).

“Annual Transfer Pricing Potential Liability” - as defined in Section 6.19.

“Applicable Law” - as defined in Section 3.4.

“Audited Financial Statements” - as defined in Section 3.5(a).

“Author” - as defined in Section 3.9(d).

“Basket Amount” - as defined in Section 9.4(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Buyer” - as defined in the preamble to this Agreement.

“Buyer’s Relief” means any Relief or right to repayment of Taxation (including any repayment supplement) which arises to either of the UK Subsidiaries, to the extent the Relief was not available before Closing but is available after Closing and is not reflected in the calculation of the Final Purchase Price.

“Buyer Transaction Agreements” - as defined in Section 5.1.

“Buyer Claims” - as defined in Section 9.2(a).

“Buyer Group” - as defined in Section 9.4(e).

“Buyer Indemnified Parties” - as defined in Section 9.2(a).

“Buyer Plans” - as defined in Section 6.10(b).

“Change of Control Payments” means any change of control payments, retention payments or other similar payments which become due or are otherwise required to be paid by the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement (but not as a result of any termination of employment of any Continuing Employees).

“Closing” - as defined in Section 2.4.

“Closing Date” - as defined in Section 2.4.

“Closing Net Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Effective Time.

“Closing Statement” - as defined in Section 2.5(a).

“Code” means Internal Revenue Code of 1986, as amended.

“Company” - as defined in the preamble to this Agreement.

“Company Cash” means cash and cash equivalents (including marketable securities and short form investments) in bank accounts of the Company and its Subsidiaries as of the Effective Time, calculated in accordance with GAAP.  For the avoidance of doubt, Company Cash shall (a) be reduced by (i) the amount of issued but uncleared checks and drafts, and (ii) amounts held in escrow and (b) include checks and drafts deposited for the account of the Company or its Subsidiaries.

“Company Debt” means, without duplication, all liabilities and obligations of the Company and its Subsidiaries for (a) borrowed money, (b) leases that are required to be classified as capital lease obligations in accordance with GAAP, (c) notes, bonds, debentures or other similar instruments, (d) hedging and swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) conditional sale or other title retention agreements with respect to property acquired, (f) any letters of credit, bankers acceptances or similar credit transactions (other than any undrawn amount in respect of such letters of credit or similar credit transactions) and (g) in the cases of clauses (a), (c) and (f), any interest and/or prepayment penalties, premiums or other amounts that would be payable in order to terminate all obligations under such Company Debt, in each case, determined as of the Effective Time.

“Company Debt Payoff Amount” means the aggregate amount (including principal, interest, fees, breakage costs, prepayment premiums, penalties or fees, other premiums, or other amounts payable in connection with prepayment) which would be required to be repaid in full in order to terminate all obligations of the Company or its Subsidiaries that constitute Company Debt as defined in clauses (a), (c), (d) and (f) of the definition thereof, as set forth in the Payoff Letters provided to Seller in accordance with Section 6.11.

“Company Interests” - as defined in the recitals to this Agreement.

“Company’s Knowledge” or words of similar effect means:  (i) the actual knowledge of Anthony MacLaurin, Craig Thiel, Mike Wright, Bob Murphy, Steve Pfistner, Chris McInerney, Bob Conforti and Joe Benish (the “Key Persons”) and (ii) to the extent that any of the Key Persons do not have actual knowledge of such matter, with respect to any such matter for which the Key Persons do not have direct supervisory responsibilities, the knowledge a reasonably prudent person should have obtained after reasonable inquiry of the employees of the Company and its Subsidiaries having direct supervisory responsibilities over the matter in question.

“Company Transaction Agreements” - as defined in Section 3.1.

“Confidential Information” means data and information relating to the business of the Company as conducted on the Closing Date (whether constituting a Trade Secret or not) which Seller or its Affiliates learned of through their relationship with the Company and which has value to the Company and is not generally known to its competitors.

“Confidentiality Agreement” - as defined in Section 6.2(b).

“Continuing Employees” - as defined in Section 6.9.

“Contract” means any written contract, obligation, commitment, agreement, arrangement, mortgage, indenture, license or lease.

“Crocker Agreement” means that certain Purchase and Sale Agreement dated as of July 24, 2014, by and among FiberMark North America, Inc. and Crocker Technical Papers, Inc.

“Crocker Cap” — as defined in Section 9.4(a).

“Crocker Holdback”  means the obligation of FiberMark North America, Inc. pursuant to the Crocker Agreement to release to Crocker Technical Papers, Inc. part or all of the Inventory Holdback (as defined in the Crocker Agreement) pursuant to Section 2.5(b) of the Crocker Agreement.

“Cure Period” - as defined in Section 8.1(d).

“Current Assets” means accounts receivable, inventory and prepaid expenses, (excluding (a) prepaid income and deferred Tax assets and (b) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates)  calculated in accordance with the Accounting Principles; provided, however, that Current Assets shall not include any asset included in Company Cash.

“Current Liabilities” means accounts payable and accrued expenses, (excluding accrued income Taxes and payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective affiliates, deferred Tax liabilities and the current portion of long term debt) calculated in accordance with the Accounting Principles; provided, however, that Current Liabilities shall not include any liability included in Company Debt or Seller Transaction Expenses.

“D&O Indemnified Person” - as defined in Section 6.7(a).

“Damages” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Damages” shall not include punitive damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party, exemplary damages, special damages, diminutions in value or other similar items and in no event shall any Damages be calculated using a “multiplier” or other similar method having a similar effect unless such “multiplier” or other similar method was used in computing the amount of any third party claim that gives rise to the applicable Damages to be indemnified.

“Determination Date” - as defined in Section 2.5(b)(v).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer simultaneously with the execution of this Agreement, and as the same may be updated or supplemented in accordance with Section 6.6.

“Disputed Amounts” - as defined in Section 2.5(b)(iii).

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date; provided, that if the Closing Date is July 31, 2015, “Effective Time” means 12:01 a.m. Eastern Time on August 1, 2015.

“Enterprise Value” means $120,000,000.

“Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land) which results or would reasonably be expected to result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Company by any third party or Governmental Authority under applicable Environmental Laws, including any condition resulting from the ownership or use of any of the Company’s assets or the Owned Real Property or any other location where the Company has conducted its business, or any location to which the Company transported or arranged for the transportation of Hazardous Materials.

“Environmental Laws” means applicable international, national, federal, regional, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or the common law related to the protection of the environment, the protection of human health from exposure to Hazardous Materials, or the use, treatment, storage, disposal, release or transportation of Hazardous Materials.

“Environmental Permits” - as defined in Section 3.16.

“ERISA” - as defined in Section 3.11(a).

“ERISA Affiliate” means any corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b)).

“Estimated Closing Net Working Capital” - as defined in Section 2.2.

“Estimated Company Cash” - as defined in Section 2.2.

“Estimated Company Debt” - as defined in Section 2.2.

“Estimated Net Working Capital Adjustment Amount” shall be an amount, which may be positive or negative, equal to the Estimated Closing Net Working Capital, minus the Target Net Working Capital.

“Estimated Pre-Closing Date Income Tax Liability” — as defined in Section 2.2.

“Estimated Pre-Closing Date Income Tax Overpayment” — as defined in Section 2.2.

“Estimated Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the Estimated Net Working Capital Adjustment Amount, if a positive number, minus (iii) the absolute value of the Estimated Net Working Capital Adjustment Amount if a negative number, plus (iv) Estimated Company Cash, minus (iv) Estimated Company Debt, minus (v) Estimated Seller Transaction Expenses, minus (vi) the Raw Material Condition, plus (vii) the Estimated

Pre-Closing Date Income Tax Overpayment, minus (viii) the Estimated Pre-Closing Date Income Tax Liability.

“Estimated Seller Transaction Expenses” - as defined in Section 2.2.

“FCPA” - as defined in Section 3.23.

“Final Purchase Price” - as defined in Section 2.5(c).

“Financial Statements” - as defined in Section 3.5(a).

“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III, Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such party shall only be deemed to exist if any of the individuals listed in the definition of “Company’s Knowledge” (in the case of Fraud by the Company or by Seller) or Section 1.1 of the Disclosure Schedule (in the case of Fraud by Buyer) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to, in the case of the Company and Seller, Article III and Article IV as qualified by the Disclosure Schedule, or, in the case of Buyer, Article V, were actually breached when made.

“Fundamental Representations” means the representations and warranties made pursuant to Sections 3.1 (Organization of the Company; Authority and Binding Effect), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.12 (Taxes), 3.18 (Brokers), 4.1 (Organization of Seller; Authority and Binding Effect), 4.2 (Ownership of Company Interests) and 4.4 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approval” - as defined in Section 3.4.

“Governmental Authority” - as defined in Section 3.4.

“Guarantor” - as defined in the preamble to this Agreement.

“Hazardous Material” means any waste, substance or material classified, categorized or regulated by a Governmental Authority as hazardous, a pollutant or contaminant, or terms of similar meaning, or that can result in liability under Environmental Laws, including, petroleum, petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnification Agreement” - as defined in Section 6.7(b).

“Indemnification Claim” - as defined in Section 9.3.

“Indemnification Party” - as defined in Section 9.3.

“Indemnitor” means the party required to provide indemnification pursuant to Section 9.2.

“Indemnity Cap” - as defined in Section 9.4(a).

“Initial Closing Statement” - as defined in Section 2.2.

“Intellectual Property” - as defined in Section 3.9(b).

“Independent Accountants” - as defined in Section 2.5(b)(iii).

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” - as defined in Section 3.5(a).

“Leased Real Property” - as defined in Section 3.8(a).

“Liabilities” - as defined in Section 3.25.

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon.

“Management Agreement” means that certain Management Consulting Agreement, dated as of December 28, 2007, between FiberMark North America, Inc., FiberMark Red Bridge International Limited and American Securities LLC (f/k/a American Securities Capital Partners, LLC) as amended.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, has had, or would reasonably be expected to have, a material adverse effect on the assets, business, operations, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following be taken into account in the determination of whether a Material Adverse Effect has occurred: (i) any change in any Applicable Law or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) that does not have a materially disproportionate impact on the Company as compared to other companies in its industry; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that Buyer or any of its Affiliates are the prospective owners of the Company and its Subsidiaries (provided, that this clause (iii) shall be disregarded for purposes of any representations and warranties set forth in Section 3.4); (iv) any event, condition or other matter disclosed in the Disclosure Schedule; (v) any change resulting from any action by Seller, the Company or any of their respective Affiliates contemplated by this Agreement; or (vi) the failure of the Company or its Subsidiaries to achieve any financial projections or budget, provided that the cause(s) underlying any such failure may be taken into account in determining whether a Material

Adverse Effect has occurred so long as such cause(s) are not excluded by clauses (i) through (iv) above.

“Material Contract” - as defined in Section 3.13.

“Maximum Transfer Pricing Indemnity Amount” means an amount equal to (i) prior to the completion of the Transfer Pricing Study, $2,600,000, and (ii) at any given time following the completion of the Transfer Pricing Study, the lower of (A) the aggregate Annual Transfer Pricing Potential Liability with respect to all taxable years for which the statute of limitations applicable to Transfer Pricing Liabilities has not expired as of such time and (B) $2,600,000.

“Multiemployer Plan” - as defined in Section 3.11(a).

“Net Working Capital Adjustment Amount” shall be an amount, which may be positive or negative, equal to the Closing Net Working Capital, minus the Target Net Working Capital.

“Obligations” - as defined in Section 10.1.

“Objection Notice” - as defined in Section 2.5(a).

“Order” - as defined in Section 3.4.

“Other Indemnitor” and “Other Indemnitors” - as defined in Section 6.7(b).

“Owned Real Property” - as defined in Section 3.8(a).

“Payoff Letters” means the letters provided by any Person holding Company Debt setting forth the amount of such Company Debt and the instructions for the payment of such Company Debt.

“Pending Claim” - as defined in Section 9.7.

“Pension Plan” - as defined in Section 3.11(b).

“Per Claim Basket” - as defined in Section 9.4(b).

“Permits” - as defined in Section 3.14.

“Permitted Liens” means (a) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate, (d) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement, (e) Liens relating to the leases set forth on Section 3.13 of the Disclosure Schedule and (f) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not have a Material Adverse Effect.

“Person” - as defined in Section 11.11.

“Personal Property” - as defined in Section 3.7.

“Permits” - as defined in Section 3.14.

“Plans” - as defined in Section 3.11(a).

“Post-Closing Adjustment Amount” shall be an amount, which may be positive or negative, equal to the Final Purchase Price, minus the Estimated Purchase Price.

“Pre-Closing Date Income Tax Liability” means an amount equal to any unpaid Pre-Closing Date Taxes imposed on or determined by reference to net income, calculated as provided in the definition of Pre-Closing Date Taxes (and including for the avoidance of doubt, all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including the Tax Transaction Expenses and the write off of unamortized financing costs, which shall be allocated to periods, or portions thereof, ending on the Closing Date).

“Pre-Closing Date Income Tax Overpayment” means an amount equal to any overpayment of Pre-Closing Date Taxes imposed on or determined by reference to net income, calculated as provided in the definition of Pre-Closing Date Taxes (and including for the avoidance of doubt, all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including the Tax Transaction Expenses and the write off of unamortized financing costs, which shall be allocated to periods, or portions thereof, ending on the Closing Date), but which amount will not exceed estimated income Tax payments made with respect to the tax period beginning January 1, 2015.

“Pre-Closing Date Taxes” means all Taxes attributable to taxable periods, or portions thereof, ending on or before the Closing Date (the “Pre-Closing Tax Periods”).  For purposes of this definition, the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date; provided, however, that the amount of any Taxes based on or measured by income, receipts, events or transactions of the Company and its Subsidiaries (including, without limitation, income, sales, use, transfer, withholding, and payroll taxes) allocable or deemed allocable to the portion of such period ending on or before the Closing Date (the “Pre-Closing Date Period”) or occurring or deemed to occur for tax purposes in that period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes which relate to the Pre-Closing Date Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such taxable period; provided, further, that for purposes of calculating the Pre-Closing Date Taxes, all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including the Tax Transaction Expenses and the write off of unamortized financing costs, shall be allocated to periods, or portions thereof, ending on the Closing Date.

“Proprietary Information” means Confidential Information and Trade Secrets.  Proprietary Information shall not include any data or information which has been voluntarily disclosed to the public by the Company of its Subsidiaries (except where such disclosure has been made by Seller or its Affiliates without authorization) or that has been independently developed by the Seller or its Affiliates, or otherwise entered the public domain through lawful means.

“R&W Insurance” means the insurance coverage provided pursuant to the insurance policy attached hereto as Exhibit B.

“Raw Material Condition” means an amount equal to $350,000.

“Real Estate Permitted Liens” means the following:

(a)           All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property, or any portion thereof, which do not impair in any material respect the use of the Real Property to which they relate;

(b)           All easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which are of record or which do not impair in any material respect the present use of the Real Property to which they relate;

(c)           All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business which are of record or which do not impair in any material respect the present use of the Real Property to which they relate;

(d)           The liens of Taxes and assessments not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside in accordance with GAAP;

(e)           All other matters that are reflected on the title commitments and surveys listed on Section 1.2 of the Disclosure Schedule;

(f)            All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property and which do not impair in any material respect the present use of the Real Property to which they relate;

(g)           The terms of the Real Property Leases;

(h)           Any matters to which the landlord’s interest in a Real Property Lease is subject or subordinate;

(i)            Mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business; and

(j)            Any Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Real Property” - as defined in Section 3.8(a).

“Real Property Leases” means the leases together with all amendments thereto, as listed on Section 3.8(a) of the Disclosure Schedule.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Relief” means any loss (including net operating losses), relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing gross receipts, income, profits or gains for the purposes of Taxation.

“Remaining Indemnity Amount” - as defined in Section 9.7.

“Remaining Transfer Pricing Indemnity Amount” - as defined in Section 9.7(b).

“Resolution Period” - as defined in Section 2.5(b)(ii).

“Response Action” - as defined in Section 9.4(e)(ii).

“Review Period” - as defined in Section 2.5(i).

“Seller” - as defined in the preamble to this Agreement.

“Seller Claims” - as defined in Section 9.2(b).

“Seller Indemnified Parties” - as defined in Section 9.2(b).

“Seller Transaction Agreements” - as defined in Section 4.1.

“Seller Transaction Expenses” means (without duplication) (a) the fees and expenses of the Company’s or its Subsidiaries’ outside advisers incurred by the Company or its Subsidiaries on or prior to the Closing in connection with the transactions contemplated by this Agreement; (b) the Change of Control Payments; (c) any payments under any agreements of the Company or any of its Subsidiaries with Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), including the Management Agreement, in each case, solely to the extent such fees, expenses or payments (i) are not taken into consideration in the determination of Company Debt or Current Liabilities, and (ii) are accrued and unpaid as of the Effective Time.

“Senior Managers” - as defined in Section 6.18(b).

“Silverpoint Agreement” means that certain Redemption Agreement, dated as of September 15, 2014, between Seller and FMK Holdings, LLC.

“Statement of Objections” - as defined in Section 2.5(b)(ii).

“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly, of record or beneficially, through one or more intermediaries.

“Survival Expiration Date” - as defined in Section 9.1.

“Target Net Working Capital” means $29,131,200.

“Tax” (including “Taxes”) means all U.S. federal, state, provincial, local, non-U.S. and other net income, gross income, gross receipts, sales, use ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security or national insurance, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever whenever and by whatever authority imposed and whether of the United States of America, the United Kingdom or elsewhere, together with any interest and any penalties, fines, additions to tax, interest or additional amounts with respect thereto.

“Tax Refund” - as defined in Section 6.8(a).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Tax Transaction Expenses” shall be equal to all Seller Transaction Expenses (determined without giving effect to clause (ii) of the definition of “Seller Transaction Expenses”) that may be claimed as a deduction in computing taxable income taking into account applicable provisions of the Internal Revenue Code (“Code”), Treasury Regulations thereunder, and other applicable tax authority in making such determination, including, without limitation, Code Section 263 and any applicable Treasury Regulations thereunder, and Rev. Proc. 2011-29.

“Termination Date” - as defined in Section 8.1(b).

“Third Party Claim” - as defined in Section 9.1.

“Trade Secrets” means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer Pricing Expiration Date” - as defined in Section 9.1.

“Transfer Pricing Liabilities” — as defined in Section 9.2(a).

Transfer Pricing Study” - as defined in Section 6.19.

“Weld Benefit” — as defined in Section 6.20.

ARTICLE II

PURCHASE AND SALE OF COMPANY INTERESTS

2.1                                           Purchase and Sale.  On the terms and subject to the conditions set forth herein, at the Closing, Seller hereby agrees to sell and Buyer hereby agrees to purchase all right, title and interest of Seller in and to the Company Interests (the “Acquisition”).  At the Closing, Seller shall convey, transfer, assign and deliver to Buyer the Company Interests free and clear of all Liens, other than Permitted Liens, Real Estate Permitted Liens and restrictions on transfer under applicable federal or state laws.

2.2                                           Initial Closing Statement.  At least three Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Initial Closing Statement”) setting forth its good faith estimates of (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), together with appropriate supporting schedules, calculations and documentation, (ii) the aggregate amount of Company Cash (“Estimated Company Cash”), (iii) the aggregate amount of Company Debt (“Estimated Company Debt”), (iv) the aggregate amount of Seller Transaction Expenses (“Estimated Seller Transaction Expenses”), (v) the Pre-Closing Date Income Tax Overpayment (“Estimated Pre-Closing Date Income Tax Overpayment”) and (vi) the Pre-Closing Date Income Tax Liability (the “Estimated Pre-Closing Date Income Tax Liability”).

2.3                                           Closing Actions.

(a)                                 At the Closing, subject to Section 2.4:

(i)                                     Buyer shall make the following payments:

(A)                               to Seller an amount equal to the Estimated Purchase Price, calculated based on the Initial Closing Statement, which amount shall be paid by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date;

(B)                               with respect to each Payoff Letter provided to Seller in accordance with Section 6.10, the Company Debt Payoff Amount set forth therein to the lender or lenders entitled thereto, which amounts shall be paid in accordance with the instructions set forth in the applicable Payoff Letter;

(C)                               with respect to each Person entitled to receive a portion of the Seller Transaction Expenses, the amount of such portion of the Seller Transaction Expenses, which shall be paid to such Person in accordance with the instructions provided by Seller to Buyer in writing no later than two (2) Business Days prior to Closing (which instructions may, for the avoidance of doubt, provide for any such payment to be made by the Company for further payment at Closing to the applicable Person); and

(ii)                                  Seller shall deliver to Buyer all proper and necessary instruments for the conveyance of all of Seller’s right, title and interest in, to and under the Company Interests.

2.4                                           Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Kaye Scholer LLP at 250 West 55th Street, New York, NY 10019-9710, at 10:00 a.m. (local time) or by exchange of the required documents by facsimile or email on the later of (i) the date that is ten (10) Business Days following the date hereof, but no later than July 31, 2015 and (ii) the date that is two (2) Business Days following the satisfaction or waiver of all conditions to Closing set forth in Article VII hereof (other than those that can only be satisfied at Closing), or at such other time and place as the parties may agree (the “Closing Date”). All parties hereto agree that the Closing shall be effective as of the Effective Time.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.5                                           Purchase Price Adjustment.

(a)                                 As promptly as practicable but no later than ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its good faith calculations of (i) Closing Net Working Capital, calculated in accordance with the Accounting Principles, together with appropriate supporting schedules, calculations and documentation, (ii) the aggregate amount of Company Cash, (iii) the aggregate amount of Company Debt, (iv) the aggregate amount of Seller Transaction Expenses, (v) the Pre-Closing Date Income Tax Overpayment and (vi) the Pre-Closing Date Income Tax Liability.

(b)                                 Examination and Review.

(i)                                     Examination. After receipt of the Closing Statement, Seller shall have thirty (30) calendar days (the “Review Period”) to review the Closing Statement. During the Review Period, Buyer shall (and shall cause the Company to) provide Seller and Seller’s Accountants full access to the books and records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.  Buyer shall cause the personnel of the Company and its Subsidiaries, Buyer and/or Buyer’s Accountants to cooperate with Seller in connection with its review of the Closing Date Statement.

(ii)                                  Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth

Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the amounts reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections or such longer period as they may mutually agree (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)                               Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to PricewaterhouseCoopers LLP (or such other impartial nationally recognized firm of independent certified public accountants reasonably satisfactory to Buyer and Seller) (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Amount, as the case may be, and the Closing Statement; provided, however, that notwithstanding anything contained herein to the contrary, Seller shall be considered the prevailing party with respect to any matter resolved by the Independent Accountants if the objection giving rise thereto resulted from Buyer’s failure to provide Seller and its representatives with access to the books and records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants reasonably requested by Seller in accordance with this Section 2.5. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountants’ determination shall be based only upon written submissions by Buyer and Seller, and not upon an independent review by the Independent Accountants.  None of Seller, Buyer or the Company shall have any ex parte communications or meetings with the Independent Accountants without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer or the Company).

(iv)                              Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)                                 Determination by Independent Accountants. The parties shall instruct the Independent Accountants to make their determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment Amount shall be conclusive and binding upon the parties hereto. The date on which all disputed amounts set forth in the Closing Date Statement are finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date.”

(c)                                  Final Purchase Price.  As used in this Agreement, the “Final Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment Amount if a positive number, minus (iii) the absolute value of the Net Working Capital Adjustment Amount if a negative number, plus (iv) the aggregate amount of Company Cash, minus (iv) the aggregate amount of Company Debt, minus (v) the aggregate amount of the Seller Transaction Expenses, plus (vi) the Pre-Closing Date Income Tax Overpayment, minus (vii) the Pre-Closing Date Income Tax Liability, minus (viii) the Raw Material Condition, in each case of clauses (ii) - (vii) as finally determined in accordance with this Section 2.5.

(d)                                 Final Adjustment Payment.  No later than the fifth Business Day following (i) acceptance of the Closing Statement by Seller or (ii) if there are Disputed Amounts, the Determination Date, if:

(i)                                     the Post-Closing Adjustment Amount is positive, Buyer shall pay to Seller the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to the account designated pursuant to Section 2.3(a)(i)(A) or such other account as may be designated by Seller;

(ii)                                  the Post-Closing Adjustment Amount is negative, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment Amount, by wire transfer of immediately available funds.

(e)                                  Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.5 shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Applicable Law

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth on the Disclosure Schedule, the Company and Seller, jointly or severally, represent and warrant to Buyer as follows:

3.1                                           Organization of the Company and its Subsidiaries; Authority and Binding Effect.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the Company has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively, “Company Transaction Agreements”), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.  The execution, delivery and performance by the Company of this Agreement and the other Company Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (b) applicable equity principles (whether considered in a proceeding at law or in equity).  Each other Company Transaction Agreement will be duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (y) applicable equity principles (whether considered in a proceeding at law or in equity).  The Company has made available to Buyer true and complete copies of all limited liability company operating agreements, articles of formation and similar organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement.

3.2                                           Capitalization.

(a)                                 Section 3.2(a)(i) of the Disclosure Schedule sets forth the authorized, issued and outstanding Company Interests.  Except as set forth in Section 3.2(a)(ii) of the Disclosure Schedule, there are no (x) limited liability company or other equity interests of the Company issued, reserved for issuance or outstanding, (y) outstanding rights (including any preemptive rights) of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of any limited liability company or other equity interests of the Company and (z) outstanding equity appreciation, phantom equity or profit participation rights with respect to the Company.

(b)                                 Except as set forth in Section 3.2(b) of the Disclosure Schedule, the Company Interests are duly authorized and validly issued in accordance with the limited liability company operating agreement of the Company and, except as provided in the limited liability company operating agreement of the Company, are free of any preemptive rights with respect thereto.  Except for this Agreement and any agreement contemplated hereby, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any equity interests of the Company.

3.3                                           Subsidiaries.  Section 3.3(a) of the Disclosure Schedule sets forth each Subsidiary of the Company.  Except as set forth in Section 3.3(a) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the equity interests of each Subsidiary free and clear of any Liens other than Liens that will be terminated at or prior to Closing in accordance with this Agreement.  Except as set forth in Section 3.3(b) of the Disclosure Schedule and except for the equity interests owned by the Company or another Subsidiary, there are no (x) equity securities of any Subsidiary issued, reserved for issuance or outstanding, (y) outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which any Subsidiary is a party or may be bound requiring the issuance or sale of any equity interest in any Subsidiary or (z) outstanding equity appreciation, phantom equity or profit participation rights with respect to any Subsidiary of the Company.  Except as set forth in Section 3.3(b) of the Disclosure Schedule, the

Company does not own of record or beneficially any equity interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture (other than with respect to the ownership of the equity interests of the Subsidiaries) nor are there any agreements to which any Subsidiary is a party relating to the acquisition, disposition, voting or registration of any equity interests of any Subsidiary.

3.4                                           No Violation; Consents and Approvals.  Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Company Transaction Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of the Company or its Subsidiaries, (ii) any material judgment, order, injunction or decree (an “Order”) applicable to the Company, its Subsidiaries or their respective properties or assets, (iii) any statute, law, ordinance, by-law, rule or regulation in any relevant jurisdiction (“Applicable Law”) applicable to the Company or its Subsidiaries or the property or assets of the Company or its Subsidiaries, or (iv) any Permit held by the Company or its Subsidiaries that is required under Applicable Laws or necessary in connection with the conduct of their business as currently conducted, or (b) result in any default or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien (other than Permitted Liens and Real Estate Permitted Liens) upon any of the properties of the Company, under any Material Contract; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii), (a)(iii), (a)(iv) and (b) with respect to matters that, individually or in the aggregate, would not result in a Material Adverse Effect.  Except as set forth in Section 3.4 of the Disclosure Schedule, no (x) consent, approval, order or authorization of, or registration, declaration or filing with (“Governmental Approval”), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (“Governmental Authority”) or (y) consent or approval of any party to a Material Contract is required to be obtained or made by or with respect to the Company or its Subsidiaries in connection with the consummation of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority or any party to a Material Contract that, if not obtained or made, would not, individually or in the aggregate, result in a Material Adverse Effect.

3.5                                           Financial Statements.

(a)                                 Seller has made available copies of (a) the unaudited consolidated balance sheet of FiberMark North America, Inc. and FiberMark Red Bridge International, Ltd. and their respective Subsidiaries (collectively, the “Consolidated Companies”) as of May 31, 2015 (the “Latest Balance Sheet”) and the related statement of income for the five (5) month period then ended, and (b) the audited combined and consolidated balance sheet as of December 31, 2014 and 2013 and the combined and consolidated statement of operations, equity and cash flows of the Consolidated Companies for the fiscal years ended December 31, 2014 and December 31, 2013 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet and the related statement of income for the five (5) month period then ended, the “Financial Statements”).  The Financial Statements have been prepared from, and in accordance with, the books and records of the Consolidated Companies.  Except as set forth in Section 3.5(a) of the Disclosure Schedule, the Financial Statements have been prepared in all material respects in accordance with GAAP, and present fairly in all material respects the consolidated financial condition and results of operations of the Consolidated Companies as of the dates and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.  Since December 31, 2014, there have been no changes in any of the accounting (and tax accounting) policies, practices or procedures of the Consolidated Companies.

3.6                                           Absence of Certain Changes or Events.  Except as set forth in Section 3.6 of the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of the Latest Balance Sheet, to the date of this Agreement, (i) the Company and its Subsidiaries have, in all material respects, operated their business solely in the ordinary course of business consistent with past practices, (ii) the Company has not engaged in any of the activities that, if engaged in during the period from the date of this Agreement to the Closing Date, would be prohibited by Sections 6.1(a) through (r), and (iii) there has not occurred any event or circumstance that has caused a Material Adverse Effect.

3.7                                           Personal Property.

(a)                                 Except as set forth in Section 3.7(a)(i) of the Disclosure Schedule, the Company and its Subsidiaries has good and valid title to all material items of tangible personal property owned by them, and a valid and enforceable right to use all tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 3.7(a)(ii) of the Disclosure Schedule, at the Closing, the Company and its Subsidiaries will own or have the right to use all of the assets, rights and properties necessary to conduct in all material respects its business as of the Closing in the same manner as the business was conducted prior to the Closing.

(b)                                 Except as set forth in Section 3.7(b) of the Disclosure Schedule, all Personal Property necessary for the operation or conduct of the business of the Company and its Subsidiaries as conducted on the date hereof and on the Closing Date is, in the aggregate, in adequate operating condition and repair to conduct the business of the Company and its Subsidiaries in all material respects as conducted on the date hereof, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

3.8                                           Real Property.

(a)                           As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property owned or leased by the Company or any of its Subsidiaries.  Section 3.8(a) of the Disclosure Schedule contains a description of all owned Real Property (the “Owned Real Property”) and lists each lease with respect to any Real Property leased to or from the Company (the “Leased Real Property”), together with all amendments thereto.  The Real Property constitutes all real property and interests in real property used, owned or occupied by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any option or contractual obligation to purchase or lease any real property (other than the obligations under the Real Property Leases to lease the Leased Real Property and any renewal or extension options contained in the Real Property Leases).  Other than as set forth in the Real Property Leases, the Company has not given any guarantee or indemnity, with respect to which it remains obligated, in respect of any real property.

(b)                           Each of the Company and its Subsidiaries, as applicable, holds valid leasehold interests in all Leased Real Property leased by it, in each case, free and clear of all mortgages, Liens and security interests granted by the Company or its Subsidiaries, except for Permitted Liens and Real Estate Permitted Liens.

(c)                            There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Company’s Knowledge, threatened against the Owned Real Property or the Leased Real Property.

(d)                           Except as set forth in Section 3.8(d) of the Disclosure Schedule, the Company or one of its Subsidiaries has fee simple title to the Owned Real Property, in each case free and clear of all Liens except for Permitted Liens and Real Estate Permitted Liens.

(e)                            Except as set forth on Section 3.8(e) of the Disclosure Schedule, to the best of the Company’s Knowledge, the Company is not in breach or default under any of the Real Property Leases, and there have been no notices of default or other breach issued within the past eighteen (18) months by the Company or received by the Company within the past eighteen (18) months regarding such Leased Real Property.  Except as set forth on Section 3.8(e) of the Disclosure Schedule, any renewals and/or options to extend the terms of the Real Property Leases available to the Company as tenant, have either (i) been timely exercised or (ii) are still in full force and effect.

(f)                             The buildings, facilities, structures, improvements and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the purposes for which they are being used as of the date hereof, and none of such buildings, facilities, structures, improvements or equipment is in need of maintenance or repairs, in all cases, except for ordinary wear and tear, ordinary maintenance and repairs that will not result in a Material Adverse Effect.

(g)                            There exists no breach of any covenant, restriction or other encumbrance affecting the Real Property or the Leased Real Property that would result in a Material Adverse Effect and no notice of any alleged breach has been received by the Company and/or its Subsidiaries.

3.9                                           Intellectual Property.

(a)                           Section 3.9(a) of the Disclosure Schedule sets forth a complete list of all (i) registered (A) patents, (B) trademarks, (C) trade names, (D) service marks, (E) assumed names, (F) copyrights, and (G) domain names, and (ii) applications therefor, in each case, which are owned, filed or licensed by the Company or its Subsidiaries and which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

(b)                                 As used in this Section 3.9(b), “Intellectual Property” shall mean all (i) intellectual property described in Section 3.9(a) and (ii) unregistered, including but not limited to previously registered but since abandoned, (A) inventions, (B) invention studies (whether patentable or unpatentable), (C) copyrights, (D) trademarks, (E) service marks, (F) trade dress, (G) trade secrets and (H) know-how, in each case, which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof.  Except as set forth in Section 3.9(b) of the Disclosure Schedule and except as would not have a Material Adverse Effect, (x) the consummation of the transactions contemplated by this Agreement will not impair any right to use any Intellectual Property, (y) all Intellectual Property owned by the Company or its Subsidiaries is owned by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and (z) the Company and its Subsidiaries have the right to use all of the Intellectual Property used in the conduct of their business as of the date hereof.

(c)                                  To the Company’s Knowledge, the Company and its Subsidiaries are not infringing, misappropriating or otherwise violating any intellectual property of any third party.  Neither the Company nor its Subsidiaries has received since July 1, 2013 any written claim or notice, asserting that any such infringement, misappropriation or other violation has occurred. To the Company’s Knowledge, no third party is misappropriating or infringing any Intellectual Property owned by the Company or its Subsidiaries.

(d)                                 To the Company’s Knowledge, the Company and its Subsidiaries have obtained from all consultants, employees, independent contractors and any other third parties who independently or jointly contributed to or participated in the invention, conception, reduction to practice, authorship, creation or development of any Intellectual Property or otherwise were involved in obtaining any rights in any registered Intellectual Property owned by the Company or its Subsidiaries for or on behalf of the Company (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property in such contribution, except where the failure to secure such ownership would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, no consultant, employee, independent contractor or other third party affiliated with the Company or its Subsidiaries has used or proposes to use any trade secret or any information or documentation proprietary to any former employer in connection with any Intellectual Property, and no such person has violated any confidential relationship that such person may have had with any third party, in connection with the invention, conception, reduction to practice, authorship, creation or development of any Intellectual Property.

3.10                                    Litigation.  Except for workers’ compensation claims in the ordinary course of business or as set forth in Section 3.10 of the Disclosure Schedule, there are no (a) material Actions pending, or to the Company’s Knowledge, threatened in writing against or by the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party or (b) material internal investigation or whistleblower complaint pending, or to the Company’s Knowledge, threatened in writing against the Company.  Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has

not received any notice that the Company or any of its Subsidiaries is subject to any material Order.

3.11                                    Employee Benefit Plans.

(a)                                 For purposes of this Agreement, the term “Plans” means (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”), whether or not subject to ERISA and whether or not maintained in the United States or another jurisdiction; and (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, welfare or fringe benefit (including, without limitation, vacation, severance, disability, medical, hospitalization, dental, life, tuition, company car, club dues, sick leave, health care reimbursement, dependent care assistance, cafeteria plan, maternity, paternity or family leave, regular in-kind gifts or other benefits) and incentive plans, programs, or arrangements which pertain to any employee, former employee, director, officer or independent contractor of Company or any of its Subsidiaries and which Company or any of its Subsidiaries sponsors, maintains or contributes to or is a party or by which the Company or any of its Subsidiaries is bound, excluding any “multiemployer plans” (within the meaning of Section 3(37) of ERISA (each such plan, a “Multiemployer Plan”)). All Plans (other than employment agreements maintained pursuant to the laws of a jurisdiction other than the United States) are listed in Section 3.11(a) of the Disclosure Schedule. Section 3.11(a) of the Disclosure Schedule specifically identifies whether a particular Plan is maintained in the United States or in a jurisdiction outside of the United States (a “Non-U.S. Plan”). Seller has made available to the Buyer copies of all current Plans.

(b)                                 Except as set forth on Section 3.11(b) of the Disclosure Schedule, each Plan complies, and has been administered in compliance, in all material respects with its terms and with ERISA and any other Applicable Law.  Each Plan that is a pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Plan, and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan.  There are no actions, grievances, suits, arbitration, or claims (other than routine, non-contested claims for benefits) pending, or, to the Company’s Knowledge, threatened, against the Plans.  Except as set forth on Section 3.11(b) of the Disclosure Schedule, to the Company’s Knowledge, (i) no Plan is the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, PBGC or other Governmental Authority and (ii) neither the Company, its Subsidiaries, nor any of their directors, officers, employees or any Plan fiduciary has any material liability for failure to comply with ERISA, HIPAA, COBRA, the Code or other Applicable Law for any action or failure to act in connection with the administration of any Plan in any jurisdiction.

(c)                                  Except as set forth on Section 3.11(c) of the Disclosure Schedule, the Company and its Subsidiaries do not maintain, contribute to, or participate in, and have never had any obligation to maintain, sponsor or make any contribution to, and do not have with respect to any ERISA Affiliate, any non-contingent liability as of the date hereof with respect to,

(i) a Multiemployer Plan, (ii) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “multiple employer plan” described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or (v) any plan or other arrangement funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Except as set forth on Section 3.11(c) of the Disclosure Schedule, with respect to each Pension Plan which is subject to the provisions of Title IV of ERISA, (i) the Company and each of its Subsidiaries does not have any liability (A) for any lien imposed under ERISA Section 303(k) or Code Section 430(k), (B) for any interest payments required under ERISA Section 303(j)(3) or Code Section 430(j)(3), (C) for any excise tax imposed by Code Sections 4971, 4972, or 4979, or (D) for any minimum funding contributions under ERISA Section 303 or Code Section 430, (ii) the Company and each of its Subsidiaries has not withdrawn from any such Plan during a plan year in which it was a “substantial employer” (as defined in ERISA Section 4001(a)(2)); (iii) the PBGC has not instituted proceedings or to the Company’s Knowledge threatened to institute proceedings to terminate any such Plan; (iv) no other event or condition has occurred that could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a Trustee to administer, any such Plan; (v) no event has occurred resulting in or that could reasonably be expected to result in a substantial cessation of operations, as defined under ERISA Section 4062(e); (vi) all required premium payments to the PBGC have been paid when due; and (vii) no “reportable event” (as described in ERISA Section 4043 and the regulations thereunder) has occurred since December 31, 2011, or will occur, by virtue of the consummation of the transaction contemplated by this Agreement except for a reportable event for which the notice requirement has been waived by the PBGC (including by regulation); and (viii) the present value of all “benefits liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Pension Plan did not exceed as of the most recent actuarial valuation date, the then current value of the assets of such Pension Plan as determined pursuant to Code Section 430.  Except as set forth on Section 3.11(c) of the Disclosure Schedule, with respect to each Multiemployer Plan to which the Company or any of its Subsidiaries contributes, to the Company’s Knowledge there has not been: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such plan; or (iii) any completed or partial termination (whether by mass withdrawal or otherwise) of such plan, and, to the Company’s Knowledge, no Multiemployer Plan to which the Company or any of its Subsidiaries contributes is currently in “endangered,” “critical” or “critical and declining” status, each as determined under Section 305(b) of ERISA.  Neither the Company nor any of its Subsidiaries is delinquent in making any contributions required to be paid to any Multiemployer Plan or is liable to any Multiemployer Plan for any previously assessed withdrawal liability imposed by Subtitle E of Title IV of ERISA.

(d)                                 Except as set forth on Section 3.11(d) of the Disclosure Schedule, all contributions to the Plans and any contributions required to be made by the Company or its Subsidiaries to any Multiemployer Plan have been made on a timely basis in accordance with ERISA and the Code.  As of the Closing Date, all insurance premiums (including premiums to the PBGC) required to have been paid on or before the Closing Date have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(e)                                  Except as set forth on Section 3.11(e) of the Disclosure Schedule, no Plan which is a “welfare plan” (within the meaning of Section 3(1) of ERISA) provides medical or death benefits to employees, former employees, directors, officers or independent contractors of the Company or any of its Subsidiaries beyond their termination of employment or other service, other than coverage mandated by Part 6 of Subtitle I of ERISA and Section 4980B(f) of the Code.

(f)                                   Each Plan that constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) or 5000(b)(1) of the Code) has been operated in compliance in all material respects with Applicable Law, including the group health plan continuation coverage requirements of Section 4980B of the Code (and any similar applicable state laws) and Section 601 of ERISA and the requirements of Sections 9801, 9802, 9803, 9811, 9812, 9813, 9815, 9801 and 9802 of the Code and Part 7 of ERISA, to the extent such requirements are applicable, and neither the Company nor any of its Subsidiaries has any liability for any excise tax imposed by Code Section 5000 or 4980D.

(g)                                  With respect to each Non-U.S. Plan, (i) all employer and employee contributions required by law or by the terms of such Plan have been made or, if applicable, accrued in accordance with normal accounting practices, and (ii) any such Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(h)                                 Any Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Code Section 409A(d)(1) and the guidance thereunder) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder.  The Company and its Subsidiaries do not have any obligation to indemnify or make any gross-up payment to any employee or other service provider, within the meaning of Code Section 409A and the regulations thereunder, for any Tax liability or other related liability imposed by Code Section 409A.

(i)                                     Except as set forth in Section 3.11(i) of the Disclosure Schedule, there have been no “prohibited transactions” (as described in Section 406 or 407 of ERISA or Section 4975 of the Code) for which an administrative or statutory exemption does not exist with respect to any Plan and the consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction for which an exemption is not available.

(j)                                    Except as set forth on Section 3.11(j) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) will not (i) entitle any individual to a payment or benefit from the Company or any of its Subsidiaries, (ii) accelerate the time or payment of vesting of any benefit from the Company or any of its Subsidiaries, (iii) increase the amount of compensation or benefits due to any individual from the Company or any of its Subsidiaries, (iv) result in any limitation on any existing right of the Company or any of its Subsidiaries to amend, merge, terminate or receive reversion of assets from any Plan or related trust, or (v) result in any payment or benefit that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.  Except as set forth on Section 3.11(j) of the Disclosure Schedule, there has been no act or omission outside of the consummation of this transaction that would impair the right or ability of the Company or its Subsidiaries to unilaterally amend, merge or terminate any Plan or related trust, subject to Applicable Law and the notice and payment provisions of such Plan.

(k)                                 Neither the Company nor any of its Subsidiaries has any obligation to make any payment to any participant under the ASP FiberMark Holdings, LLC Ownership Incentive Plan.

3.12                                    Taxes.  Except as set forth in Section 3.12 of the Disclosure Schedule:

(a)                                 The Company and its Subsidiaries have timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Company and/or any of its Subsidiaries, either separately or as part of an affiliated group of entities, pursuant to the laws of any Governmental Authority with taxing power over the Company, its Subsidiaries or their respective assets or businesses, on or prior to the Closing Date, and such Tax Returns were and remain correct and complete in all material respects when filed;

(b)                                 The Company and its Subsidiaries have paid all Taxes of the Company and its Subsidiaries owed by it or for which it is liable whether or not shown to be due on such Tax Returns, including the required estimated tax payments of Federal, State and foreign taxes that are due for tax year 2015;

(c)                                  [Intentionally omitted].

(d)                                 No waivers of statutes of limitation have been given or requested with respect to the Company or its Subsidiaries in connection with any Tax Returns covering the Company or its Subsidiaries or with respect to any Taxes payable by them;

(e)                                  The Company and its Subsidiaries have or have caused to be withheld and paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

(f)                                   There are no Liens, other than Permitted Liens and Real Estate Permitted Liens, with respect to Taxes upon any assets of the Company or its Subsidiaries;

(g)                                  Neither the Company nor any of its Subsidiaries has received any written notice of deficiency or assessment and, to the Company’s Knowledge, there is no proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to any income tax liability for which the Company and/or any of its Subsidiaries may be liable;

(h)                                 No Tax audits or administrative or judicial proceedings with respect to Taxes are being conducted by any Governmental Authority against the Company or any of its Subsidiaries, and there are no pending disputes or claims concerning any Tax liability of the Company or any of its Subsidiaries either claimed, raised or, to the Company’s Knowledge, threatened by any Governmental Authority;

(i)                                     Since December 31, 2011, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(j)                                    Neither the Company nor any Subsidiary will be required to include any material item of income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date, (ii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date or (iii) installment sale or open transaction disposition made on or before the Closing Date;

(k)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years;

(l)                                     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group for U.S. federal, state or local Tax law purposes (other than a group the common parent of which is the Company or any of its Subsidiaries) or (ii) has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law;

(m)                             Neither the Company nor any of its Subsidiaries has participated, within the meaning of Section 6707A(c)(2) of the Code, in any “listed transaction”;

(n)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement (other than agreements and arrangements among and Company and its Subsidiaries and indemnities provided in ordinary course agreements not primarily related to Taxes);

(o)                                 The Company and its Subsidiaries have prepared, kept and preserved full and sufficient records as required by law and to enable it to calculate any current liability for Taxation of the Companies, and records supporting deferred tax assets and liabilities.  Such records are accurate in all material respects;

(p)                                 The Company and its Subsidiaries have not taken part in any arrangements in respect of which any disclosure has been made or any information provided in compliance with part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes) or schedule 11A Value Added Tax Act 1994 (disclosure of avoidance schemes) or any regulations made under that part or that schedule;

(q)                                 Each of the UK Subsidiaries has complied fully with its material legal obligations relating to value added tax, including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law;

(r)                                    No taxation authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Company and/or the Subsidiaries’ affairs;

(s)                                   No person has acquired any securities, any securities option or any interest in securities (in each case, within the meaning of Part 7 ITEPA 2003) where the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of that Part;

(t)                                    Except as described in Section 3.12(t) of the Disclosure Schedule, there are no claims to or surrenders of group relief (within the meaning of part 5 CTA 2010 or, in the case of accounting periods ending before 1 April 2010, section 402 ICTA 1988) by or to the Company or the Subsidiaries which have yet to be finally agreed or determined, and no payments for group relief (within the meaning of part 5 CTA 2010 or, as the case may be, section 402(6) ICTA 1988) by or to the Company and its Subsidiaries which remain outstanding or could be reduced or increased;

(u)                                 All individuals holding shares in any of the UK Subsidiaries (to the extent there are any such individuals) have entered into elections pursuant to section 431 Income Taxes (Earnings and Pensions) Act 2003 in order to be taxed up-front on the unrestricted market value of any such shares; and

(v)                                 To the Company’s Knowledge, there are no facts or circumstances existing that would reasonably be expected to result in any Tax Refunds due to any UK Subsidiary that relate to a Pre-Closing Period and that have been taken into account in the calculation of the Final Purchase Price not being fully collectible in the ordinary course.

3.13                                    Contracts and Commitments.  Section 3.13 of the Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or their respective assets are bound (each, a “Material Contract”):

(a)                                 employment agreements or severance agreements or employee termination arrangements, in any such case, with respect to the senior executive officers of the Company and employees earning a base salary in excess of $100,000 per year, that are not terminable at will by the Company or its Subsidiaries without penalty;

(b)                                 any change of control agreements with employees of the Company or its Subsidiaries earning a base salary in excess of $100,000 per year;

(c)                                  material agreements, contracts, commitments or arrangements containing any covenant limiting the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any business or Person;

(d)                                 agreements or contracts with Seller or any officer, director or employee of Seller, the Company or its Subsidiaries that are not terminable at will by the Company or its

Subsidiaries without penalty (other than Plans or employment, severance and change of control agreements covered by clause (a) or (b) above);

(e)                                  agreements or contracts under which the Company or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $250,000;

(f)                                   leases pursuant to which personal or real property is leased to or from the Company or any of its Subsidiaries and under the terms of which base rent (without regard to tax or other expense reimbursements) is payable in an amount in excess of $250,000 per year;

(g)                                  guaranties, suretyships or other contingent agreements of the Company or its Subsidiaries involving underlying obligations of not less than $250,000;

(h)                                 any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company or its Subsidiaries and involving future payments which exceed $500,000 in any 12-month period;

(i)                                     any agreement, contract, commitment or arrangement relating to the acquisition or disposition of material assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

(j)                                    contracts with Governmental Authorities;

(k)                                 partnership or joint venture agreements;

(l)                                     any currency or interest rate swap, collar or hedge contract or agreement except as will terminate as of the Closing; and

(m)                             contracts (other than those covered by clauses (a) through (l) above) pursuant to which the Company or its Subsidiaries will receive or pay in excess of $1,000,000 over any twelve-month period.

As of the date hereof, with respect to all Material Contracts, neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such contract is in breach thereof or default thereunder and, to the Company’s Knowledge, there does not exist under any event which, with the giving of notice or the lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has made available to Buyer true and correct copies of all Material Contracts.  Each Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, on the other parties thereto, in accordance with their respective terms, and is in full force and effect and enforceable against the Company or the applicable Subsidiary in accordance with its terms, in each case, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (b) applicable equity principles (whether considered in a proceeding at law or in equity).

3.14                                    Compliance with Laws.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company or its Subsidiaries, and since December 31, 2011, the Company has not received any written notice from any Governmental Authority alleging any material violation of any Applicable Laws or Orders, provided that this representation shall not apply to matters governed by Sections 3.11, 3.12, 3.15 or 3.16.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and its Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations (“Permits”) required under Applicable Laws or necessary in connection with the conduct of their business as currently conducted, except where the failure to have any such Permits would not, individually or in the aggregate, result in a Material Adverse Effect.  The Company is in compliance in all material respects with the terms of such Permits and, to the Company’s Knowledge, no Governmental Authority has threatened in writing the suspension or cancellation of any such Permit.

3.15                                    Labor Matters.

(a)                                 Except as set forth on Section 3.15(a) of the Disclosure Schedule, no written charge or complaint or grievance relating to the employment of any employee of the Company or any of its Subsidiaries including employment discrimination or other similar charge or complaint has been made against the Company or its Subsidiaries during the last year, or is pending or, to the Company’s Knowledge, threatened.

(b)                                 Except as set forth in Section 3.15(b) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement or other collective labor agreement and (ii) to the Company’s Knowledge, there is no labor strike, slowdown, stoppage or organizational effort pending or threatened against the Company or any of its Subsidiaries.

(c)                                  Except as disclosed in Section 3.15(c) of the Disclosure Schedule, the Company and its Subsidiaries have complied with all Applicable Law relating to labor, labor relations or employment, except as would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Section 3.15(d) of the Disclosure Schedule contains a list of the following information for each salaried employee of the Company or any of its Subsidiaries as of no more than three (3) Business Days prior to the date hereof; the employing entity; job title; base salary; employment commencement date; for employees in the United Kingdom, length of notice (if applicable) and type of contract (e.g., part-time of full-time); and details of any pending absence in excess of 6 weeks.

(e)                                  The Company has in its files a U.S. Citizenship and Immigration Services Form I-9 that was validly and properly completed and, if necessary, that has been property updated, in accordance with Applicable Law for each employee of the Company or any of its Subsidiaries who works in the United States.  To the Company’s Knowledge, each employee of the Company or any of its Subsidiaries is currently authorized to work in his or her jurisdiction under applicable immigration laws.

(f)                                   Except as disclosed in Section 3.15(f) of the Disclosure Schedule and except for advances of expenses made in the ordinary course of business of the Company and its Subsidiaries as currently conducted, as of the date hereof, there are no outstanding loans or notional loans made by the Company or any of its Subsidiaries to any current or former Director or employee of the Company or its Subsidiaries.

(g)                                  To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is a party to or is otherwise bound by any agreement or arrangements with any Person (other than the Company and its Subsidiaries) that in any material way adversely affects or will affect the performance of such employee’s duties as an employee, including but not limited to confidentiality or non-competition agreements.

(h)                                 Except as disclosed in Section 3.15(h) of the Disclosure Schedule, as of the date hereof, to the Company’s Knowledge (i) no notice to terminate the contract of employment of any employee of the Company or any of its Subsidiaries who is earning a base salary in excess of $100,000 per year is pending and (ii) no offer of employment to an individual who would earn a base salary in excess of $100,000 per year has been made by the Company or its Subsidiaries that has not yet been accepted or employment not started.

3.16                                                Environmental Matters.

(a)                                 Except as set forth in Section 3.16 of the Disclosure Schedule or as would not reasonably be expected to result in the Company or any of its Subsidiaries incurring any material damages, losses, expenses, costs, liabilities or obligations under Environmental Laws, (i) none of the Company or any of its Subsidiaries has received any notice alleging any Environmental Condition or any violation of or any liability pursuant to any Environmental Laws, which allegation of violation or liability remains unresolved, and, to the Company’s Knowledge, no such notice is threatened, (ii) the Company and its Subsidiaries are, and since December 31, 2010 have been, in compliance with Environmental Laws, (iii) the Company and its Subsidiaries have obtained and are, and since December 31, 2010 have been, in compliance with all Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries (“Environmental Permits”), (iv) none of the Company or any of its Subsidiaries has transported, treated, stored, Released or disposed, or arranged for the transportation, treatment, storage or disposal, of any Hazardous Material at, to or from the Real Property, or, any other real property formerly owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws, and (v) none of the Company or its Subsidiaries has entered into, agreed to, or is subject to any Order of any Governmental Authority under any Environmental Laws that remains in effect.

(b)                                 The Company has made available to Buyer copies of all environmental site assessments, reports of test results or similar material written reports that are in its possession with respect to the Real Property or, to the extent such reports are reasonable accessible, any other property where the Company has conducted business and copies, to the extent within the Company’s possession, of material correspondence since December 31, 2010 with Governmental Authorities with jurisdiction over Environmental Laws regarding compliance by or liability of the Company or any of its Subsidiaries under Environmental Laws.

3.17                                    Customers; Suppliers.  Section 3.17 of the Disclosure Schedule sets forth the ten customers and suppliers from which the Company received the greatest amount of revenues or made the greatest amount of payments during the year ended December 31, 2014.  Except as set forth on Schedule 3.17, no such customer or supplier has notified the Company or its Subsidiaries in writing that it has cancelled, or intends to cancel, its relationship with the Company.

3.18                                    Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or its Subsidiaries or any of their respective directors, managers, officers, employees, representatives or agents, except for Jefferies LLC and American Securities LLC.

3.19                                    Warranty Claims.  Except as set forth on Section 3.19 of the Disclosure Schedule, since December 31, 2011, there have been no claims against the Company or any of its Subsidiaries alleging any material defects in the Company’s products, or alleging any failure of the products of the Company to meet in any material respect applicable specifications, warranties or contractual commitments.

3.20                                    Inventory.  All inventory of the Company reflected on the Latest Balance Sheet is of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, slow-moving or other irregular items for which reserves have been properly established in accordance with GAAP. All such inventory is owned by the Company free and clear of all Liens, other than Permitted Liens.

3.21                                    Affiliate Transactions.  Except as set forth on Section 3.21 of the Disclosure Schedule, neither Seller nor its Affiliates, nor any officer, manager or director of Seller, the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any Person with whom any of the foregoing has any relation by blood, marriage or adoption, or any entity in which any such Person or owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such Persons in the aggregate) is a party to any transaction with the Company or any of its Subsidiaries, other than transactions in the ordinary course of business consistent with past practice between any such Person and the Company or its Subsidiaries relating to such Person’s employment or service with the Company or its Subsidiaries.

3.22                                    Insurance.  Section 3.22 of the Disclosure Schedule lists the material property/casualty insurance policies maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect and the Company and its Subsidiaries are in material compliance with the conditions and warranties of such insurance policies. Except as disclosed on Section 3.22 of the Disclosure Schedule, as of the date hereof, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage. All premiums due to date under such policies have been paid.

3.23                                    Illegal Payments.  Since December 31, 2011, the Company and its Subsidiaries (i) have not used and are not using any funds for any illegal contributions, gifts,

entertainment or other unlawful expenses; (ii) have not used and are not using any funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) have not violated and are not violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-corruption law; and (iv) have not otherwise given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business in violation of the FCPA or any other applicable anti-corruption law.

3.24                                    Exclusivity of Representations.  The representations and warranties made by the Company in Article III of this Agreement are the exclusive representations and warranties made by the Company.  The Company hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including without limitation, any regarding any pro forma financial information, financial projections or other forward-looking statements relating to the Company and its Subsidiaries.

3.25                                    Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, in each case that would be required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against on the face (rather than in any notes thereto) of the Latest Balance Sheet, (b) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (c) Liabilities that are disclosed on Section 3.25 of the Disclosure Schedule, (d) any Liabilities that would be considered Seller Transaction Expenses if accrued and unpaid as of the Effective Time and (e) any Liability in an amount of less than $1,000,000.

3.26                                    Accounts Receivable.  The accounts receivable reflected on the Latest Balance Sheet, subject to any reserves for returns and bad debts reflected on such Latest Balance Sheet or taken into account in the calculation of Estimated Closing Net Working Capital (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods in the ordinary course of business and (b) constitute valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

3.27                                    Crocker Agreement.  Except for the Crocker Holdback, neither the Company nor any of its Subsidiaries has any outstanding obligation under the Crocker Agreement to make any payments constituting payments of a portion of the Purchase Price (as such term is defined in the Crocker Agreement) to Crocker Technical Papers, Inc.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1                                           Organization of Seller; Authority and Binding Effect.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively, “Seller Transaction Agreements”), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business as presently conducted.  Seller is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.  The execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (b) applicable equity principles (whether considered in a proceeding at law or in equity).  Each other Seller Transaction Agreement will be duly executed and delivered by Seller and will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (y) applicable equity principles (whether considered in a proceeding at law or in equity).

4.2                                           Ownership of Company Interests.  Seller owns all of the Company Interests free and clear of any Liens other than Liens set forth in Section 4.2 of the Disclosure Schedule and Liens that will be terminated at or prior to Closing in accordance with this Agreement.

4.3                                           No Violation; Consents and Approvals.  Except as set forth in Section 4.3 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Seller will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of Seller’s certificate of formation or limited liability company agreement, (ii) any material judgment, order, injunction or decree applicable to Seller or its properties or assets, or (iii) any statute, law, ordinance, by-law, rule or regulation in any relevant jurisdiction applicable to Seller, or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon the Company Interests as of the Closing.  Except as set forth in Section 4.3 of the Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, result in a Material Adverse Effect.

4.4                                           Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller, except for Jefferies LLC and American Securities LLC.

4.5                                           Litigation.  There is no action, arbitration, litigation or proceeding pending or, to the knowledge of Seller, threatened in writing against Seller with respect to this Agreement or the transactions contemplated herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller as follows:

5.1                                           Organization of Buyer; Authority and Binding Effect.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively, “Buyer Transaction Agreements”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (b) applicable equity principles (whether considered in a proceeding at law or in equity).  Each other Buyer Transaction Agreement will be duly executed and delivered by Buyer and will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (y) applicable equity principles (whether considered in a proceeding at law or in equity).

5.2                                           No Violation; Consents and Approvals.  The execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default under, (a) any provision of the organizational documents of Buyer, (b) any judgment, order, injunction or decree, statute, law, ordinance, by-law, rule or regulation in any relevant jurisdiction applicable to Buyer, or the property or assets of Buyer or (c) any contracts to which Buyer is a party, or by which Buyer or its respective assets may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to effect, the consummation of the transactions contemplated under this Agreement.  Except as set forth in Section 5.2 of the Disclosure Schedule, no material Governmental Approval is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement and each Buyer Transaction Agreement, or the consummation by Buyer of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to Governmental Approvals that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to effect, the consummation of the transactions contemplated under this Agreement.

5.3                                           Litigation.  There are no claims, actions, suits, investigations or proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority affecting Buyer or its respective properties or assets, at law or in equity, which would materially impair Buyer’s ability to consummate the transactions contemplated hereby.

5.4                                           Investment Intent.  Buyer is acquiring the Company Interests for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof in violation of federal, state or other securities laws.  Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Company Interests in violation of any federal, state or other securities laws.  Buyer or Guarantor is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act of 1933, as amended).

5.5                                           Financing.  Buyer or Guarantor has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely make the payments set forth in Article II and any other amounts to be paid by it hereunder.  Buyer acknowledges that the obtaining of any financing is not a condition precedent to the obligation of Buyer to consummate the transactions contemplated hereby.

5.6                                           Buyer’s Reliance.  Buyer acknowledges that Buyer and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and its Subsidiaries that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Company and its Subsidiaries to discuss the business of the Company and its Subsidiaries.  Buyer acknowledges that none of Seller, the Company or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Buyer and its representatives, and none of Seller, the Company, its Subsidiaries or any other Person (including any officer, director or shareholder of Seller, the Company or its Subsidiaries) shall have or be subject to any liability to Buyer or any other Person resulting from the provision to Buyer, or Buyer’s use of, any such information, including the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company Interests without any representation or warranty as to merchantability or fitness for any particular purpose of the Company Interests, the Company, its Subsidiaries or their respective assets or businesses, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article III and Article IV of this Agreement.  Buyer acknowledges that, except for the representations and warranties contained in Article III and Article IV, none of Seller, the Company, its Subsidiaries nor any other Person has made, and Buyer has not relied on, any other express or implied representation or warranty by or on behalf of any of Seller, the Company or any of its Subsidiaries, and that none of Seller, the Company, its Subsidiaries and any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding any pro forma financial information, financial projections or other forward-looking statements of the Company or its Subsidiaries, and Buyer will make no claim with respect thereto; provided, however, that this Section 5.6 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with and subject to the terms of Article IX.

5.7                                           Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

5.8                                           Solvency.  Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming that the representations and warranties of the Company and Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the Acquisition, at and immediately after the Closing, Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business, and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1                                           Conduct of Business.  Except as contemplated by this Agreement, as required by Applicable Law, as set forth in Section 6.1 of the Disclosure Schedule or with the prior written consent of Buyer, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries will use commercially reasonable efforts to (i) conduct their business and operations in all material respects in the ordinary course of business consistent with past practice, (ii) maintain their assets and properties and to preserve their current relationships with customers, employees, vendors and others having business dealings with them such that their business will not be materially impaired, (iii) maintain their books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv) maintain in full force and effect, and in substantially the same amounts, all material property/casualty insurance policies comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of the Company.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, as required by Applicable Law, as set forth in Section 6.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier of the

Closing Date and termination of this Agreement in accordance with Article VIII, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) neither the Company nor any of its Subsidiaries will:

(a)                                 create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than in the ordinary course of business and consistent with past practice;

(b)                                 issue, sell or deliver, redeem or purchase any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or amend any terms of any such equity securities or agreements;

(c)                                  increase the compensation of or any other benefits payable to any present or former managers, directors, officers, employees, or independent contractors, or enter into or amend any employment, change-in-control, or severance agreement with any managers, directors, officers, or employees except (i) as may be required by any existing Plan, agreement or arrangement or (ii) in accordance with the Company’s or its Subsidiaries’ ordinary course of business and not inconsistent with the Company or its Subsidiaries’ past practices;

(d)                                 enter into, adopt, terminate or materially amend any Plan, or take any action to accelerate the vesting or payment, of compensation or benefits under any Plan, except in accordance with the Company’s or its Subsidiaries’ ordinary course of business and not inconsistent with the Company or its Subsidiaries’ past practices or as required by Applicable Law;

(e)                                  fail to make, or make a late payment of, any required minimum funding contribution to any Pension Plan subject to Title IV of ERISA;

(f)                                   with respect to any Multiemployer Plan, (i) fail to make, or make a late payment of, any contribution to the plan or (ii) take any unilateral action which could reasonably be expected to trigger a complete or partial withdrawal from the plan;

(g)                                  sell, lease, transfer or otherwise dispose of capital assets, whether real, personal or mixed, which have an aggregate book value in excess of $200,000 or mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of $200,000;

(h)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(i)                                     enter into, modify, amend or terminate any material Real Property Lease or any other Material Contract (except modifications or amendments in connection with renewals of leases or Material Contracts or otherwise in the ordinary course of business);

(j)                                    cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(k)                                 amend its certificate of formation, limited liability company agreement or other similar organizational documents;

(l)                                     change any of its material accounting principles, methods or practices;

(m)                             subject any of its properties or assets to any Lien, other than Permitted Liens or Real Estate Permitted Liens;

(n)                                 make any material change in its accounting practices, other than any change required by GAAP or any Applicable Laws;

(o)                                 make any capital expenditures other than (A) maintenance capital expenditures in the ordinary course of business or (B) as contemplated by the Company’s existing budget;

(p)                                 enter into, modify, amend, renew or terminate (other than for cause) any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of the Company other than at will agreements and employment agreements that provide notice or severance in accordance with Applicable Law for employees outside the United States;

(q)                                 initiate, settle or agree to settle any legal action or other proceeding, other than for the routine collection of bills and, with respect to any settlement or agreement to settle, where the amount to be paid by the Company and its Subsidiaries does not exceed $200,000 and does not involve injunctive or other equitable relief or a claim against a Governmental Authority;

(r)                                    enter a new line of business;

(s)                                   (i) file any amended Tax Return, (ii) settle or compromise any material Tax liability, claim or assessment, (iii) make any material Tax election or (iv) change any annual Tax accounting period or method of accounting or withdraw or amend any claim for group relief; or

(t)                                    agree, whether in writing or otherwise, to do any of the foregoing.

6.2                                           Access to Information Prior to the Closing; Confidentiality.

(a)                                 During the period from the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries will give Buyer and its agents and authorized representatives (including prospective lenders) reasonable access to all offices, facilities, books and records, officers and advisors (including audit and tax working papers prepared by its independent accountants, provided that Buyer will execute releases reasonably requested by the independent accountants if requested to do so) of the Company and its Subsidiaries as Buyer may reasonably request during normal business hours; provided, however, that (i) any such access shall be conducted in a manner not to interfere with the business or operations of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries shall not be required to afford such access or other information if such disclosure would reasonably be expected to result in the loss of attorney-client privilege, or would contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof and (iii) Buyer shall have no right to perform any sampling or testing of environmental media or building materials at the Real Property.

(b)                                 Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Evaluation Material” as defined in the Confidentiality Agreement dated March 11, 2015, between the Seller and Neenah Paper, Inc. (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein.  In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material.  At or prior to the Closing, Seller shall assign to the Company all of Seller’s rights under each confidentiality agreement between Seller and any third party entered into in connection with a potential sale by the Seller of the Company (whether by merger, equity sale or sale of substantially all of the assets thereof).

6.3                                           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, if applicable, making any necessary regulatory filings or submissions, to consummate the transactions contemplated by this Agreement at the earliest practicable date.

6.4                                           Consents.  Each of the parties hereto will use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including the consents of the counterparties to the Contracts listed on Section 6.4 of the Disclosure Schedule.  Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.  The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

6.5                                           Public Announcements.  The parties hereto shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties, except as may be required by law, in which case such party shall advise the other parties and discuss the contents of the disclosure before issuing any such report, statement or press release.

6.6                                           Notice of Events.

(a)                                 During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if, to the Company’s Knowledge, there shall be (i) the occurrence or non-occurrence during such period of any event which has caused any of its or the Company’s representations or warranties contained herein to be untrue or inaccurate in any material respect and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Should any such event, fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.  In the event that Seller delivers one or more supplements to the Disclosure Schedule pursuant to this Section 6.6(a) that reflect any events, facts or conditions which individually or in the aggregate would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, Buyer shall have the right to terminate this Agreement by written notice to that effect (specifying the basis for such termination) within five (5) Business Days of Buyer’s receipt of any supplement to the Disclosure Schedule; provided that, if Buyer does not exercise such right to terminate this Agreement, (x) Buyer will be deemed to have accepted such supplemented Disclosure Schedule, (y) the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such events, facts or conditions solely for purposes of determining whether the conditions set forth in Sections 7.2(a) or 7.2(b) have been satisfied, and (z) such supplemented Disclosure Schedule shall have no effect on whether Buyer would have a claim for indemnification for any such events, facts or conditions.  Notwithstanding the foregoing, unless Seller has materially breached its obligations under Section 6.1, Buyer shall not have a right to terminate this Agreement pursuant to this Section 6.6(a) as a result of the delivery of a supplement to Section 3.13 of the Disclosure Schedule.

(b)                                 During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.7                                           Officer and Director Indemnification and Insurance.

(a)           Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Company and its Subsidiaries (each, a “D&O Indemnified Person”), as provided in the respective certificate of formation, certificate of organization, by-laws, limited liability company agreement or other similar constitutive document (collectively, the “Company Governing Documents”), in effect as of the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, and, except as required by the Delaware Limited Liability Company Act or any other Applicable Law, shall not be amended, repealed or otherwise modified during this period in any manner that would adversely affect any D&O Indemnified Person’s right to indemnification and exculpation (including with respect to coverage or amount) existing at or immediately prior to the Closing Date.

(b)                                 Buyer, the Company and its Subsidiaries each hereby acknowledge that the D&O Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”).  Buyer, the Company and its Subsidiaries each hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Buyer, the Company, a Subsidiary or any Other Indemnitor, whether pursuant to any certificate of formation, certificate of organization, by-laws, limited liability company agreement or other document or agreement and/or pursuant to this Section 6.7(b) (any of the foregoing is herein an “Indemnification Agreement”), each of Buyer, the Company and its Subsidiaries, as applicable, (i) shall at all times, be the indemnitor of first resort (i.e., its obligations to a D&O Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Person shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that a D&O Indemnified Person may have against the Other Indemnitors, and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Persons must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Buyer, the Company and its Subsidiaries must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement.  Buyer, the Company and its Subsidiaries each hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from Buyer, the Company or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Person against Buyer, the Company or its Subsidiaries, and Buyer, the Company and its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Person to the extent such amounts would have otherwise been payable by Buyer, the Company or its Subsidiaries to a D&O Indemnified Person.

(c)                                  On the Closing Date, Buyer shall cause the Company and its Subsidiaries to obtain, at Buyer’s expense, a non-cancelable, single payment run-off insurance policy, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date and containing terms, conditions, coverage, retentions and limits of liability that are at least as favorable to the Persons who were directors or officers of the Company and its Subsidiaries on or prior to the Closing Date as those provided in the Company’s directors and officers insurance policy in effect as of the Closing Date.

(d)                                 If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.7.  Notwithstanding anything herein to the contrary, Buyer shall have no obligation to maintain the existence of the Company or any Subsidiary for any specified period following the Closing Date.

(e)                                  The rights of each D&O Indemnified Person under this Section 6.7 shall be in addition to any rights such Person may have under the Company Governing Documents, or under the Delaware Limited Liability Company Act or any other Applicable Law or under any agreement of any D&O Indemnified Person with the Company or its Subsidiaries.  These rights shall survive consummation of the transactions contemplated hereby and are intended to benefit, and shall be enforceable by, each D&O Indemnified Person.  Notwithstanding anything herein to the contrary, Buyer shall not have any obligations to any D&O Indemnified Person to the extent a court of competent jurisdiction shall ultimately determine in a final and non-appealable order that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by the Delaware Limited Liability Company Act or any other Applicable Law, in which case Buyer shall be entitled to recover from the D&O Indemnified Person any and all amounts previously advanced which are determined to be prohibited.

6.8                                           Tax Covenants.

(a)                                 Any refund, rebate, abatement, credit against Taxes otherwise payable or other recovery of Taxes of the Company or its Subsidiaries and any interest thereon paid by the applicable taxing authority to the Company and its Subsidiaries (less any Taxes suffered (or that would be suffered but for the use of any Buyer’s Relief which has been used), costs or expenses incurred by the Company and its Subsidiaries with respect thereto) (collectively, a “Tax Refund”) with respect to all taxable years or periods that end on or before the Closing Date (including the Pre-Closing Date Period that includes the Closing Date as determined on a closing of the books basis in accordance with the principles set forth in the definition of Pre-Closing Date Taxes), including any Tax Refund that may be made as a result of a carryback of any tax attributes including a net operating loss of the Company and/or its Subsidiaries, shall be for the account of Seller and shall be paid by the Company and its Subsidiaries to Seller within ten (10) days of (I) the receipt of the Tax Refund in the case of a Tax Return in which the overpayment is to be refunded to the Company and its Subsidiaries, but only to the extent such Tax Refund was not taken into account in the calculation of the Final Purchase Price or was not taken into account in computing and so reducing or eliminating any provision for Tax in the calculation of the Final Purchase Price or is not a Buyer’s Relief, or (II) the filing of the Tax Return that contains a credit or other offset in lieu of any other such Tax Refund, but only to the extent that the credit or other offset has the effect of reducing the amount of Taxes shown as due on such Tax Return to an amount that is less than any provision for Taxes taken into account in the calculation of the Final Purchase Price for such Tax Return and such payment due Seller shall be equal only to the amount of such difference. Seller shall have the right to determine whether any claim for refund for Pre-Closing Date Taxes shall be made by the Buyer, on behalf of the Company or its Subsidiaries.  If Seller elects to make a claim for refund, Buyer, the Company and its Subsidiaries shall cooperate fully in connection therewith.  Seller shall be responsible to reimburse Buyer, the Company and its Subsidiaries for reasonable third-party out of pocket expenses in connection with any such refund claims. Notwithstanding the foregoing, any additional federal or state tax credits for all taxable years or periods that end on or before the Closing Date resulting from any Research and Development credit study, and any Research and Development state tax credit carry forwards, shall be for the account of Buyer.

(b)                                 Buyer shall engage, at Seller’s expense, the Hartford office of Cohn Reznick LLP to prepare the U.S. federal income Tax Return (Form 1120) of the Company, in a manner consistent with past practices unless otherwise required under Applicable Law, and its Subsidiaries for the taxable period ending on the Closing Date and any related claim for refund of Taxes resulting from a carryback of any net operating loss (“Federal NOL”) generated in the Pre-Closing Date Period to the extent allowable by Applicable Law.  Buyer shall provide Seller with a copy of such Form 1120 and any related carryback claim not later than ten (10) days before the due date (including extensions) for filing such Tax Return for Seller’s review, comment, and consent to file such Form 1120 and carryback claim (with appropriate supporting detailed information of deductible Seller Transaction Expenses and the write off of unamortized financing costs), which consent shall not be unreasonably withheld.  All Tax Refunds (including amounts credited against Taxes otherwise payable) attributable to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any refunds resulting from the carryback of the Federal NOL) that are received (or realized as a credit against Taxes otherwise payable) by Buyer, the Company or any of its Subsidiaries, shall be for the account of the Seller and the amount of such Tax Refunds shall be paid to the Seller within fifteen (15) days after receipt thereof; provided, however, that no such amount shall be paid to Seller under this Section 6.8(b) to the extent such amount was reflected in the calculation of the Pre-Closing Date Income Tax Overpayment.  For the avoidance of doubt, all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including the Tax Transaction Expenses and the write-off of unamortized financing costs, shall be taken into account and deducted, to the extent otherwise permitted by Applicable Law, in connection with the preparation of such U.S. federal income Tax Return for the period ending on the Closing Date.

(c)                                  Buyer shall pay to Seller an amount equal to any Future Seller Tax Benefit (as defined below) within ten (10) days of filing of any of Buyer’s, Company’s or Subsidiaries’ Tax Returns (as described below) with respect to which such Future Tax Benefit is realized.  For this purpose, a “Future Seller Tax Benefit” is any Tax Refund or reduction in Taxes (other than Pre-Closing Date Taxes) of Buyer, the Company or any of its Subsidiaries actually received (or realized as a credit against Taxes otherwise payable), that is attributable to a carryforward of the Federal NOL of the Company or any of its Subsidiaries as reported on the U.S. federal income Tax Return for the period ending on Closing Date calculated as provided in the definition of Pre-Closing Date Taxes (and including, for the avoidance of doubt, all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including the Tax Transaction Expenses and the write-off of unamortized financing costs) and after giving effect to carryback of such Federal NOL under Section 6.8(b), but only to the extent that the Buyer is able to realize such Future Tax Benefit with respect to Buyer, Company’s and/or Subsidiaries’ U.S. federal income Tax Returns for its tax periods ending December 31, 2015, 2016, 2017, or 2018.  The amount of such refund or reduction for any taxable period shall equal the amount by which (I) the hypothetical Tax liability of Buyer, the Company and its Subsidiaries, calculated by excluding such Federal NOL and taking into account all of Buyer’s current and historic Tax attributes, including any research and development tax credit carry forwards, exceeds (II) the actual Tax liability of Buyer, the Company and its Subsidiaries for such taxable period, taking into account such Federal NOL carry forwards.  Until such time as all deductions attributable to such net operating losses have been realized or the statute of limitations with respect to the U.S. federal income Tax Returns of the Buyer, the Company or any of its Subsidiaries has expired, Buyer shall, within fifteen (15) days after the filing of any such Tax Return of (or including) Buyer, the Company or any of its Subsidiaries, deliver to Seller a written statement setting forth in reasonable detail the determination of the Future Seller Tax Benefit reflected on such Tax Return.

(d)                                 Buyer shall prepare and file or cause to be prepared and filed in a timely manner all Tax Returns for the Company and its Subsidiaries that are required to be filed after the Closing Date.  Any such Tax Return described in the preceding sentence that relates to any period beginning on or before the Closing Date shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries unless otherwise required under Applicable Law. Buyer shall provide Seller with completed drafts of any Tax Returns that relate to any period beginning on or before the Closing Date for Seller’s review, comment, and consent to file at least ten (10) days prior to the due date for filing thereof, which consent shall not be unreasonably withheld.  Any Tax Return described in this Section 6.8(d) relating to a period ending on or before the Closing Date shall be prepared at Seller’s expense.

(e)                                  All Tax sharing or similar agreements to which the Company and/or its Subsidiaries is a party (and save to the extent that the only parties are the Company and/or its Subsidiaries) shall be terminated as of the Closing Date and after the Closing Date, the Company and/or its Subsidiaries shall not be bound thereby or have any rights or obligations thereunder.

(f)                                   Buyer will not make any election under Section 338 of the Code except that it shall be permitted to make an election under Section 338(g) of the Code with respect to the purchase of ASP FiberMark UK Limited.

(g)                                  Without the prior written consent of Seller, which consent shall not be unreasonably withheld, after the Closing neither the Company nor any of its Subsidiaries shall file any Tax Return (including any amended Tax Return) with respect to any period that ends on or before the Closing Date.

(h)                                 Buyer and Seller have agreed to the allocation of the Final Purchase Price between the shares of FiberMark North America, Inc. and ASP FiberMark UK Limited.  An amount equal to USD $10,000,000 will be allocated to the stock of ASP FiberMark UK Limited and the remainder to FiberMark North America, Inc.  Any adjustments made in arriving at the Final Purchase Price pursuant to Section 2.5 will be allocated solely to Fibermark North America, Inc.  Subsequent indemnification claims, if any, pursuant to Article IX which are specifically attributable to ASP FiberMark UK Limited will be allocated to that subsidiary.

6.9                                           Employees.

(a)                                 Buyer agrees that it or its Subsidiaries shall continue, or cause to be continued by the Company or its Subsidiaries, the employment of all of the employees of the Company and its Subsidiaries as of the Closing Date (collectively, the “Continuing Employees”) and will provide each Continuing Employee based in the US, for a period not to exceed the earlier to occur of the date that is twelve months from the Closing Date or the date of the applicable Continuing Employee’s separation from employment with the Company, the Buyer or a Subsidiary, or on an on-going basis in the UK as applicable, with (i) a rate of base salary or wages and bonus opportunity that is not less favorable than the rate of base salary or wages and bonus opportunity, if applicable, paid by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing Date and (ii) with other benefits (including, without limitation, severance) that are substantially similar in the aggregate to the benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.  Nothing herein expressed or implied shall confer upon any Continuing Employee or any other employee, former employee, leased employee, independent contractor or consultant of Seller any rights or remedies, including right to employment or continued employment with Company, the Buyer or any of their Subsidiaries for any specified period, under or by reason of this Agreement.  Nothing under Section 6.9 will be deemed to amend any Plan, Buyer Plan or any other employee benefit plan or construed to limit the right of Buyer or the Company to amend or terminate any Plan, Buyer Plan or any other employee benefit plan.

(b)                                 With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer or any of its Subsidiaries following the Closing and in which any of the Continuing Employees participate (the “Buyer Plans”), for purposes of determining eligibility to participate and vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with the Company and its Subsidiaries shall be treated as service with Buyer and or its Subsidiaries, except to the extent such service credit would result in any duplication of benefits.  Each applicable Buyer Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations, to the extent permitted by the applicable insurer, if applicable after use of commercially reasonable efforts.  To the extent applicable in the plan year that contains the Closing Date, the Continuing Employees shall be given credit under the applicable Buyer Plan for amounts paid during the plan year in which the Closing Date occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

6.10                                    Payoff Letters.  By no later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer copies of Payoff Letters for the Company Debt listed in Section 6.10 of the Disclosure Schedule, each of which shall include a requirement for the secured party to file a UCC-3 termination statement or shall authorize the Company or Buyer to do so.

6.11                                    Related-Party Agreements.  At or prior to the Closing, but after the payment of any Seller Transaction Expenses as contemplated by Section 2.3(a)(i)(C) payable pursuant to the Management Agreement, Seller and the Company shall take such action as may be necessary to cause the Management Agreement and each other Contract between Seller, on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated without any penalty, cost or consideration to be payable or incurred by the Company or Buyer following the Closing and all payments thereunder to be made prior to the Closing and for the parties thereto to release and waive any and all claims that any of them may have against the

Company thereunder as of the Closing; provided that such termination and release shall be effected in a manner so that all indemnification obligations of the Company thereunder shall survive such termination and release.

6.12                                    Resignation of Managers.  At or prior to the Closing, Seller shall deliver to Buyer evidence of the resignation, effective as of the Closing, of all managers and officers of the Company (other than employees of the Company and those designated by Buyer to the Company not later than two (2) Business Days prior to the Closing Date).

6.13                                    Representation and Warranty Insurance.  At or prior to the date hereof, Buyer shall have obtained, at Buyer’s expense, the R&W Insurance.  Buyer shall cause the R&W Insurance to explicitly provide that the provider of the R&W Insurance will not have the right to, and will not, pursue any subrogation or contribution rights or any other claims against Seller in connection with any claim made by Buyer thereunder, and Buyer shall indemnify Seller for any Damages arising from claims brought against Seller by such provider.

6.14                                    No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Seller and the Company agree not to, and will not permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission or proposal of any offers, or accept any offers, or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with any Person other than Buyer, with respect to the acquisition of some or all of the equity interests of the Seller, or a merger, consolidation, business combination, sale of all or any portion of the assets of the Seller or any similar extraordinary transaction that is similar to the transactions contemplated under this Agreement (an “Acquisition Proposal”); or (b) participate in any discussions or negotiations regarding, or furnish to any Person other than Buyer any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person other than Buyer.  The Seller agrees to notify Buyer (within two (2) Business Days) of all relevant terms of any Acquisition Proposal by any other Person (including the identity of any such Person) that the Seller or the Parent, or any of their respective Representatives, may receive, and, if such Acquisition Proposal is in writing, the Seller will deliver to Buyer a copy of such Acquisition Proposal.  The Seller further agrees to terminate simultaneously with the execution and delivery of this Agreement any discussions regarding an Acquisition Proposal that may be ongoing as of such time.

6.15                                    Meetings with Customers and Vendors; Key Employees.

(a)                                 Between the date of this Agreement and the Closing Date, upon the reasonable request of Buyer, Seller and the Company shall use good faith reasonable efforts to arrange meetings including Seller, the Company, Buyer and their respective representatives with (a) such material customers and vendors of the Company as may be mutually agreed upon by the Seller and Buyer and (b) such key employees of the Company and its Subsidiaries as may be mutually agreed upon by the Seller and Buyer. Such meetings shall be subject to and conducted in accordance with guidelines designed to ensure that the parties do not violate any applicable antitrust laws.  Notwithstanding anything to the contrary in this Agreement or otherwise, (x) neither the Seller nor the Company makes any representation or warranty with respect to any such meeting, (y) the Buyer Indemnified Parties shall not be entitled to indemnification under Article IX for any Damages arising or resulting from any such meetings or the failure of any such meetings to occur and (z) in no event shall (i) the occurrence or any outcome or result of any such meeting be deemed a condition to Closing under Article VII or (ii) the outcome or result of any such meeting or any event or circumstance occurring during or arising from or relating to any such meeting be taken into account in the determination of whether a Material Adverse Effect has occurred.

(b)                                 Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Evaluation Material” as defined in the Confidentiality Agreement, and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

6.16                                    Litigation Support.  Following the Closing, in the event and for so long as any party hereto actively is contesting or defending against any proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act or transaction relating to the Company or any of its Subsidiaries arising on or prior to the Closing Date involving any third-party and not involving a dispute between the parties hereto, each of the other parties hereto will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, including, using commercially reasonable efforts to make available its personnel, provide such testimony and access to its books and records (during normal business hours) as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party; provided, however, that notwithstanding the foregoing the Seller shall not be required to take any action that could reasonably be expected to (i) adversely affect its rights or obligations hereunder, (ii) interfere with its business or operations in any material respect or (iii) result in the loss of attorney-client privilege or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the Closing.  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 6.16 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

6.17                                    Books and Records.  To the extent not in the possession of the Company or its Subsidiaries, on or prior to the Closing, Seller shall have delivered or made available to Buyer the minute books and corporate seals of the Company, as applicable, together with any separate Tax Returns, Tax records, Tax workpapers, Tax opinions and FIN 48 workpapers of the Company with respect to the 2011, 2012 and 2013 taxable years, and Seller shall provide such assistance as may be reasonably required to secure any such workpapers for the Company’s 2014 and 2015 taxable years.

6.18                                    Restrictive Covenants.

(a)                                 Proprietary Information.  For a period of five (5) years following the Closing, Seller shall hold in confidence all Proprietary Information, and shall not use, disclose, publish or disseminate Proprietary Information without the prior written consent of Buyer.  Notwithstanding the foregoing, the obligations imposed by this provision shall not apply to information (i) that is required to be disclosed pursuant to Applicable Law, an Order of a Governmental Authority of competent jurisdiction (provided Seller provides Buyer with reasonable prior written notice thereof to the extent permitted by Applicable Law), or (ii) that is generally available to the public at the time of disclosure by the Seller other than as a result of a breach of this provision.

(b)                                 Non-Solicitation. For a period of three (3) years following the Closing Date, the Seller agrees that it shall not, and shall cause its Affiliated investment funds not to and shall not direct any of its portfolio companies to, without the prior written consent of Buyer, directly or indirectly, recruit or hire away, or attempt to recruit or hire away, any of the senior managers of the Company or its Subsidiaries set forth on Section 6.18(b) of the Disclosure Schedule (the “Senior Managers”); provided, however, that this Section 6.18(b) shall not (i) restrict any general advertisement or general search firm engagement, in each case, which is not targeted toward such Senior Managers or the hiring of any Person who responds to any such advertisement or search firm inquiry, (ii) apply with respect to any such Senior Manager who ceases to be employed by the Company and its Subsidiaries at least six (6) months prior to solicitation or (iii) apply with respect to any such Senior Manager who is terminated by the Company and its Subsidiaries following the Closing.

(c)                                  In the event a judicial determination is made that any of the provisions of this Section 6.18 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or its Affiliates, the provisions of this Section 6.18 shall be as modified or reformed by the court making such determination to limit the obligations of Seller and its Affiliates to the extent necessary to render the provisions reasonable and then the provisions shall be enforced as reduced or reformed. In this regard, the parties hereto agree that any court construing this Agreement shall be empowered to sever or modify any time period from the coverage of this Section 6.18 and to apply the modified provisions of this Section 6.18 to the remaining time period to the extent court deems it reasonable to do so.  Moreover, notwithstanding the fact that any provision of this Section 6.18 is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to seek monetary damages as a result of the breach of such provision by Seller or its Affiliates and injunctive relief based upon the provision as modified.

(d)                                 Any remedy at law for any breach of the provisions contained in this Section 6.18 shall be inadequate to fully redress the harm caused by such a breach and Buyer shall be entitled to seek injunctive relief, without the necessity of posting a bond, in addition to any other remedy Buyer might have under this Agreement.

6.19                                    Transfer Pricing Study.  Promptly following the Closing, Buyer shall engage the Independent Accountants to perform a transfer pricing study (the “Transfer Pricing Study”) to determine the potential liability of the Company and its Subsidiaries for Transfer Pricing Liabilities.  Buyer shall instruct the Independent Accountants to (i) complete the Transfer Pricing Study as soon as practicable, but in any event within one hundred twenty (120(1) 0) days following the Closing Date and (ii) upon completion of the Transfer Pricing Study, issue a written report setting forth the Independent Accountants’ estimate of the potential liability of the Company and its Subsidiaries for Transfer Pricing Liabilities in respect of each taxable year for

(1)                                 Buyer would like an additional 30 days to complete the transfer pricing study given the level of tax compliance (i.e., preparation of the Company’s 2014 income tax returns have not yet been started) that needs to be undertaken between signing and October 31.

which the statute of limitations applicable to Transfer Pricing Liabilities has not yet expired (such potential liability with respect to any such taxable year, the “Annual Transfer Pricing Potential Liability”). Such Annual Transfer Pricing Potential Liability shall equal the maximum amount of any range of values set forth for each tax period in such Transfer Pricing Study.  The reasonable fees and expenses of the Independent Accountant with respect to the performance of the Transfer Pricing Study shall be paid by Seller.

6.20                                    Termination of Weld Benefit Arrangement.  Prior to the Closing Date, the Company and its Subsidiaries shall, and following the Closing Date the Buyer shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to obtain Thomas G. Weld’s agreement to terminate the health insurance benefit provided under that Letter Agreement, dated November 20, 2007, by and between FiberMark North America, Inc. and Thomas G. Weld (the “Weld Benefit”), effective no later than December 31, 2015.

6.21                                    Silverpoint Agreement. Seller shall pay any and all amounts due to FMK Holdings, LLC under the Silverpoint Agreement if and when due, in accordance with the terms thereof.

6.22                                    HK JV Sale.  Prior to the Closing Date, Seller shall use commercially reasonable efforts to cause FiberMark North America, Inc. to enter into definitive agreements with Paper World Co. Ltd. with respect to the sale by FiberMark North America, Inc. of all of its equity interests in FiberMark CYP (HK) Co., Limited to Paper World Co. Ltd.  Following the Closing, Seller shall make individuals available at reasonable times and on reasonable advance notice as reasonably requested by Buyer to assist Buyer in consummating such sale.

ARTICLE VII

CONDITIONS TO CLOSING

7.1                                           Conditions to the Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Buyer set forth in Article V of this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material,” except for the term “Material Contract”) on and as of the date when made and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)                                 Performance.  Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)                                  Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Section 7.1(a) and 7.1(b) hereof.

7.2                                           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Company and Seller set forth in Articles III and IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material,” except for the term “Material Contract”) on and as of the date when made and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct does not have a Material Adverse Effect.

(b)                                 Performance.  The Company and Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company and Seller at or prior to the Closing.

(c)                                  Officer’s Certificate.  The Company and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an officer of the Company and Seller, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof.

(d)                                 FIRPTA.  The Company shall have caused FiberMark North America, Inc. to have delivered a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3).

(e)                                  Secretary’s Certificate.  Buyer shall have received copies of each of the following certified by an officer of the Company: (i) the certificate of formation for the Company and each Subsidiary’s formation document; (ii) the operating agreement for the Company and each Subsidiary’s governing document; and (iii) the requisite resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and Seller.

(f)                                   Payoff Letters.  Buyer shall have received copies of Payoff Letters for the Company Debt listed in Section 6.10 of the Disclosure Schedule.

(g)                                  Resignation letters of directors and officers.  Buyer shall have received copies of the resignations, effective as of the Closing, from each director and officer of the Company and its Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Seller at least three (3) Business Days prior to the Closing, as unnecessary).

7.3                                           Frustration of Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE VIII

TERMINATION

8.1                                           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)                                 at any time, by mutual written agreement of Seller and Buyer;

(b)                                 at any time after August 31, 2015 (the “Termination Date”), by the Seller upon written notice to Buyer, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Company or Seller;

(c)                                  at any time after the Termination Date, by Buyer upon written notice to the Seller, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyer;

(d)                                 by either Buyer or Seller if there shall have been a breach by the other party (which in the case of the right to termination by Buyer, shall include any breach by Seller or the Company) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of the terminating party and (ii) cannot be cured, or has not been cured within twenty (20) days (the “Cure Period”), following receipt by the other party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party to this Agreement that shall have breached or failed to perform or observe in any material respect any covenant or obligation contained in this Agreement where such breach or failure to perform would give rise to the failure of a condition set forth in Sections 7.1(a), 7.1(b), 7.2(a) or 7.2(b), as applicable;

(e)                                  by Buyer in accordance with Section 6.6(a); or

(f)                                   by either Buyer or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable.

8.2                                           Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) this Section 8.2 and the obligations set forth in Section 6.2(b) hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement or impair the right of any party to seek specific performance of any other party to enforce its rights hereunder pursuant to Section 11.16.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1                                           Survival of Representations, Warranties and Covenants.  The representations and warranties in this Agreement shall survive the Closing Date and continue in full force and effect until twelve (12) months after the Closing Date; provided, however, that claims in respect of Fraud shall survive the Closing Date until the date that is sixty (60) days following the expiration of the statute of limitations applicable thereto.  All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate upon the Closing.  Each covenant or agreement contained herein which is to be performed by its terms after the Closing Date shall survive until the last date for performance of such covenant or agreement as provided in this Agreement.  The end date of the applicable survival period for the representations, warranties, covenants and agreements contained herein is herein referred to as the “Survival Expiration Date”.  No claim for indemnification relating to the representations, warranties, covenants and agreements contained in this Agreement may be asserted pursuant to this Agreement unless (a) such claim is asserted in writing on or before the applicable Survival Expiration Date and (b) such claim is made in respect of Damages incurred prior to the applicable Survival Expiration Date or, to the extent arising out of a claim by a third party (including any claim by any Governmental Authority) (a “Third Party Claim”), (x) an Action is commenced or such claim is asserted by such third party in writing prior to the applicable Survival Expiration Date, and (y) such claim is made in respect of Damages reasonably expected to arise in connection with such Third Party Claim.  Notwithstanding anything to the contrary contained herein, no Person may seek indemnification under this Agreement in respect of any claim that such Person intentionally induced a third party to make or any claim made by a third party following notice by such Person that such a claim may exist; provided, however, that the foregoing shall not affect such Person’s right to seek indemnification under this Agreement if the action or disclosure constituting such inducement or notice was believed by such Person, in good faith, to be required to be made by such Person in accordance with Applicable Law or contract.  No claim for indemnification relating to a Buyer Claim made under Section 9.2(a)(ii) (other than a claim arising from any breach, violation or default by the Company or Seller of any covenant, agreement or obligation of the Company or Seller in Section 6.5, 6.16, 6.18, 6.19, 6.21 or 6.22 of this Agreement), Section 9.2(a)(iii), Section 9.2(a)(v) or Section 9.2(a)(vi) may be asserted pursuant to this Agreement unless such claim is asserted in writing within twelve (12) months after the Closing Date. No claim for indemnification relating to a Buyer Claim made under Section 9.2(a)(vii) may be asserted pursuant to this Agreement unless such claim is asserted in writing prior to the expiration of the applicable statute of limitations with respect to the Transfer Pricing Liabilities that are the subject of such Buyer Claim (the latest such expiration date, the “Transfer Pricing Expiration Date”).

9.2                                           Indemnification.

(a)                                 Subject to this Article IX, Seller shall indemnify and hold Buyer and its officers, directors, partners, employees, agents and Affiliates (collectively, the “Buyer Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any breach of any representation or warranty the Company or Seller has made in this Agreement or in the certificate required to be delivered by Seller pursuant to Section 7.2(c), (ii) any breach, violation or default by the Company or Seller of any covenant, agreement or obligation of the Company or Seller in this Agreement, (iii) the lost earnings required to be contributed to the Company’s tax-qualified retirement plans on behalf of plan participants for the 2013, 2014 and 2015 plan years, in the amount determined by a final written determination by the Department of Labor, as a result of the matter described in Section 9.2(a) of the Disclosure Schedule, to the extent that such lost earnings exceed the 401(k) Liability Estimate, (iv) any amount required to be released to Crocker Technical Papers, Inc. in respect of the Crocker Holdback, (v) if Thomas Weld should fail or refuse to terminate the Weld Benefit effective on or prior to December 31, 2015, and subject to Buyer’s compliance with Section 6.20, any claims for benefits arising on or after January 1, 2016 under the Weld Benefit which are paid by the Company or any of its Subsidiaries, less the applicable premiums paid by Thomas G. Weld, (vi) any Pre-Closing Date Taxes not otherwise reflected in the Final Purchase Price, and (vii) any Taxes imposed by the UK or US Tax authorities for any Pre-Closing Tax Periods with respect to amounts paid or charged for property transferred or services provided between the UK Subsidiaries and US Subsidiaries (“Transfer Pricing Liabilities”), (collectively, the claims made under clauses (i) through (vii), “Buyer Claims”); provided, however, that the indemnification obligations under clause (vii) shall immediately terminate and be of no further force and effect, including with respect to any Buyer Claims theretofore brought by any Buyer Indemnified Party, upon payment by Seller of the Buyout Amount in accordance with the last two sentences of Section 9.7(b).

(b)                                 Subject to this Article IX, Buyer shall indemnify and hold Seller and its officers, managers, directors, partners, employees, agents and Affiliates (collectively, the “Seller Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any breach of any representation or warranty Buyer has made in this Agreement or in the certificate required to be delivered by Buyer pursuant to Section 7.1(c) or (ii) any breach, violation or default by Buyer of any covenant, agreement or obligation of Buyer in this Agreement (collectively, the claims made under clauses (i) and (ii), “Seller Claims”).

9.3                                           Indemnification Claim Procedures.

(a)                                 With respect to Third Party Claims, if any Action is commenced or a Third Party Claim is asserted in writing, in each case that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give written notice to the Indemnitor of such matter.  Such notice shall include all relevant information respecting such Third Party Claim that is in the possession of the Indemnified Party (including without limitation copies of any complaint or other process with respect to an Action commenced by a third party or if an Action has not been commenced, a copy of the writing of such third party asserting such Third Party Claim), a reasonable estimate of the amount of such Indemnification Claim, the method of computation of such estimate and a specific reference to the provision of this Agreement upon which such Indemnification Claim is based.  Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.  An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which shall not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party.  If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).

(b)                                 An Indemnification Claim for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation, warranty, covenant or agreement contained herein must be asserted prior to the applicable Survival Expiration Date.  Such notice shall include all relevant information respecting such Indemnification Claim that is in the possession of the Indemnified Party, the amount of such Indemnification Claim, the method of computation of such amount and a specific reference to the provision of this Agreement upon which such Indemnification Claim is based.

9.4                                           Limitations on Indemnification Liability.  Any claims an Indemnified Party makes under this Article IX will be limited as follows:

(a)                                 Indemnification Cap.  Notwithstanding any provision hereof to the contrary, except for Damages in respect of Fraud, the aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to (i) Section 9.2(a) (other than (x) with respect to claims for breach of any covenant or agreement contained herein which by its terms contemplates performance following the Closing, (y) for claims made under Section 9.2(a)(iv) or (z) for claims made under Section 9.2(a)(vii)) will not exceed an amount equal to $600,000 (the “Indemnity Cap”), (ii) Section 9.2(a)(iv) will not exceed an amount equal to $300,000 (the “Crocker Cap”) and (iii) Section 9.2(a)(vii) will not exceed the Remaining Transfer Pricing Indemnity Amount.  The aggregate amount of Damages for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(b) will not exceed an amount equal to the Final Purchase Price.

(b)                                 Claims Basket.  Notwithstanding any provision hereof to the contrary, except for Damages in respect of Fraud, (i) the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2(a)(i) with respect to any claim for indemnification unless the amount of Damages incurred by the Buyer Indemnified Parties that are the subject of such claim exceeds $50,000 (the “Per Claim Basket”) and (ii) (other than with respect to the

Fundamental Representations and the representations and warranties set forth in Section 3.12) the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to Section 9.2(a)(i) to the extent the aggregate amount of all Damages incurred by Buyer Indemnified Parties for which Buyer Indemnified Parties are entitled to indemnification pursuant to Section 9.2(a)(i) exceeds $600,000 (the “Basket Amount”), in which event the Buyer Indemnified Parties shall only be entitled to indemnification for the amount of such Damages in excess of the Basket Amount.  For purposes of this Section 9.4(b), if the aggregate amount of Damages with respect to a claim for indemnification by the Buyer Indemnified Parties does not exceed the Per Claim Basket, then such Damages shall be disregarded when determining if the Basket Amount has been met.

(c)                                  Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries.  Any claim for which indemnification of the Buyer Indemnified Parties may be available pursuant to Section 9.2(a) (to the extent such claim is for an amount in excess of the retention amount provided for in the R&W Insurance policy or if such retention amount has been satisfied) shall be made only against the R&W Insurance and may not be made pursuant to Section 9.2(a). Notwithstanding any provision in this Agreement to the contrary, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article IX shall be reduced by the amount of insurance proceeds, Tax benefits and other third-party recoveries (other than with respect to indemnification payments) which any Indemnified Party receives or obtains in respect of any Damages incurred by such Indemnified Party.  In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article IX, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such insurance proceeds, Tax benefits or third-party recoveries, including, with respect to third-party recoveries, bringing a claim for indemnification or initiating a legal, arbitrational or other proceeding.  In the event that any such insurance proceeds, Tax benefits or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.  No Buyer Indemnified Party shall have any right to assert any claims under this Article IX with respect to any Damages that would have been covered by insurance had Buyer maintained for the benefit of the Company and its Subsidiaries (or caused the Company and its Subsidiaries to maintain) the same insurance coverage following the Closing that was in effect for the Company and its Subsidiaries immediately prior to the Closing.

(d)                                 Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article IX, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)                                  Other Limitations.

(i)                                     No Indemnified Party shall be entitled to receive an indemnification payment in respect of any contingent liability unless and until such liability becomes due and payable.  Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be indemnified or reimbursed for any (A) Damages arising or resulting from any change in Applicable Law or GAAP from and after the Closing Date; (B) Damages in respect of matters included in the calculation of Company Cash, Company Debt, Seller Transaction Expenses or Closing Net Working Capital, in each case as finally determined pursuant to Section 2.5; (C) Damages arising out of any breach of the representations or warranties contained in ARTICLE III to the extent a corresponding reserve for such Damages has been established on the Latest Balance Sheet or (D) Damages to the extent that such Damages are attributable to: (1) any voluntary act, omission, transaction, or arrangement carried out at the request of, or with the written consent of, Buyer or one of its Affiliates (the “Buyer Group”) before, on or after the Closing Date or under the terms of this Agreement; and (2) any voluntary act, omission, transaction, or arrangement carried out by any member of the Buyer Group on or after the Closing Date which is outside the ordinary course of business of such member of the Buyer Group, and/or which such member of the Buyer Group knew, or ought reasonably to have known (after reasonable inquiry), would, or was reasonably likely to, result in a claim.  If Seller is conducting any defense against a Third Party Claim for which a Buyer Indemnified Party has sought indemnification pursuant to Section 9.2(a), the fees and expenses incurred by Seller in connection therewith, including legal costs and expenses, shall be included in Damages for purposes of determining the amount subject to the cap pursuant to Section 9.4(a).

(ii)                                  In addition to the foregoing, notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be indemnified or reimbursed for any Damages claimed in respect of a breach of any representation or warranty in Section 3.16 for any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action (collectively, “Response Action”) unless such Response Action: (A) is affirmatively required under any Environmental Law to address an Environmental Condition existing as of the Closing Date which is discovered during the ordinary course of the operation of the Company’s and its Subsidiaries’ business (and not during or as a result of a voluntary investigation regardless of whether such investigation is undertaken in association with financing or a property transfer or sale); (B) is performed in a cost-effective manner; (C) is designed and scoped in such a manner as to attain compliance with the minimum remedial standards available under Environmental Law taking into account the use of the Real Property as it was used by the Company as of the Closing Date and employing, where applicable, risk-based remedial standards and institutional controls; and (D) does not arise from a voluntary notice not required by Environmental Laws about the Environmental Condition by the Company, Buyer or any agent or representative of Buyer to a Governmental Authority or other Person. Buyer and the Company shall provide reasonable notice of any planned Response Action to the Seller, and, subject to the limitations herein, the Seller shall either, at the Seller’s option, perform the Response Action or cause the Response Action to be performed by an environmental consultant acceptable to Buyer, approval of which shall not be withheld or delayed unreasonably, or shall authorize Buyer or the Company to perform such Response Action. Subject to the limitations herein, if the Seller refuses to perform, cause to be performed, or authorize the performance of any Response Action, or if an emergency exists that requires initiation of Response Action before a reasonable time for Seller’s response has elapsed, Buyer and the Company may, at their option, perform or cause to be performed such Response Action. Buyer and the Company shall provide the Seller with reasonable access to the relevant property or facility for purposes of completing such Response Action and shall reasonably cooperate with the Seller in connection therewith; provided, that Seller shall make reasonable efforts to minimize any adverse impacts on the Company’s business.

9.5                                           Mitigation of Damages.  An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article IX.  The Indemnitor shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Damages for which the Indemnified Party is entitled to indemnification before such Damages actually are incurred by the Indemnified Party. In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Indemnified Party for any indemnifiable Damages that could reasonably be expected to have been avoided if such party had made such efforts.

9.6                                           Sole and Exclusive Remedy.  Except in respect of Fraud, following the Closing, the indemnification provisions contained in this Article IX will constitute the sole and exclusive recourse and remedy of the parties for monetary damages with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby.  Any amount recoverable by Buyer in respect of a claim by Buyer alleging Fraud by Seller shall be satisfied (a) from the Remaining Indemnity Amount, (b) to the extent such claim is not fully satisfied pursuant to Section 9.6(a), from the R&W Insurance, if available and (c) to the extent such claim is not fully satisfied pursuant to Section 9.6(a) and Section 9.6(b), from Seller.  The provisions of this Article IX will not however restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement.

9.7                                           Retention of Funds.

(a)                                 Until the first anniversary of the Closing Date, Seller shall retain, and not distribute to its members, cash in an amount equal to the Indemnity Cap, less the amount of any payments previously made by Seller to any Buyer Indemnified Party pursuant to this Article IX in respect of any Buyer Claims (other than Buyer Claims made under Section 9.2(a)(iv) or Section 9.2(a)(vii)) or to Buyer in respect of any claim by Buyer alleging Fraud by Seller (such net amount as of any given date, the “Remaining Indemnity Amount”).  If any claims have been properly asserted by any Buyer Indemnified Party pursuant to this Article IX on or prior to the first anniversary of the Closing Date and remain pending on such date (any such claim, a “Pending Claim”), (a) Seller shall continue to retain an amount equal to the lesser of the Remaining Indemnity Amount as of such date and the aggregate amount of any such Pending Claims and (b) upon resolution of any Pending Claim, any funds retained by Seller in respect of any such Pending Claim which are not paid to a Buyer Indemnified Party as part of such Resolution may thereafter be distributed by Seller to its members.

(b)                                 In addition to the Remaining Indemnity Amount, (i) until September 30, 2015, Seller shall retain, and not distribute to its members, cash in an amount equal to the Crocker Cap, less the amount of any payments made by Seller to Buyer pursuant to this Article IX in respect of any Buyer Claim made under Section 9.2(a)(iv), (ii) until the Transfer Pricing Expiration Date, Seller shall retain, and not distribute to its members, cash in an amount equal to the Maximum Transfer Pricing Indemnity Amount, less the amount of any payments made by Seller to Buyer pursuant to this Article IX in respect of any Buyer Claim made under Section 9.2(a)(vii) (such net amount as of any given date, the “Remaining Transfer Pricing Indemnity Amount”). If as of the Transfer Pricing Expiration Date there has been any assertion of claims by any US or UK Tax Authority and as a result there are any Pending Claims made under Section 9.2(a)(vii), (a) Seller shall continue to retain an amount equal to the lesser of the Remaining Transfer Pricing Indemnity Amount as of such date and the aggregate amount of any such Pending Claims and (b) upon resolution of any Pending Claim, any funds retained by Seller in respect of any such Pending Claim which are not paid to a Buyer Indemnified Party as part of such Resolution may thereafter be distributed by Seller to its members.  At any time, Seller may, by written notice to Buyer and payment of the Buyout Amount (as defined below) in cash by wire transfer to an account designated in writing by Buyer to Seller, terminate its obligations under Section 9.2(a)(vii), including with respect to any Buyer Claims theretofore brought by any Buyer Indemnified Party.  At any time following payment of the Buyout Amount, Seller may distribute the Remaining Transfer Pricing Indemnity Amount to its members.  The “Buyout Amount” as of any given date means the net present value as of such date, using a discount rate of seven percent (7%) per annum, of the various portions of the Remaining Transfer Pricing Indemnity Amount as and when such portions may be distributed by Seller to its members, assuming that Sellers would be permitted to distribute to its members the full amount of the Remaining Transfer Pricing Indemnity Amount attributable to a given taxable year on the date on which the statute of limitations for such taxable year expires.

9.8                                           Determination of Damages.  For purposes of determining the amount of Damages, but not for purposes of determining whether a breach has occurred giving rise to Damages, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

9.9                                           Adjustment to Final Purchase Price.  Any payments made pursuant to this Article IX shall be considered as an adjustment to the Final Purchase Price.

ARTICLE X

GUARANTY

10.1                                    Guaranty.  Guarantor hereby irrevocably and unconditionally guarantees the prompt and full discharge by Buyer and, following the Closing, the Company of all of their respective covenants, agreements, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by Buyer or, following the Closing, the Company hereunder when and as the same shall become due and payable (collectively, the “Obligations”), in accordance with the terms hereof.  Guarantor acknowledges and agrees that, with respect to all Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer or, following the Closing, the Company.  If any of Buyer or, following the Closing, the Company shall default in the due and punctual performance of any Obligations, including the full and timely payment of any amount due and payable pursuant to any Obligations, Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

10.2                                    Guaranty Unconditional.  The liabilities and obligations of the Guarantor pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)                                 any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Obligations by operation of law or otherwise;

(b)                                 the invalidity or unenforceability, in whole or in part, of any provision of this Agreement;

(c)                                  any modification or amendment of or supplement to this Agreement;

(d)                                 any change in the corporate existence, structure or ownership of Buyer or, following the Closing, the Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their respective assets; or

(e)                                  any other act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 10.2, constitute a legal or equitable discharge of the obligations of Guarantor hereunder.

10.3                                    Waiver of the Guarantor.  Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require any Person to proceed against or take any action against or pursue any remedy with respect to Buyer or, following the Closing, the

Company or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller or any other beneficiary hereof may enforce its rights hereunder against Guarantor.

10.4                                    Discharge only upon Performance in Full; Reinstatement in Certain Circumstances.  Guarantor’s obligations hereunder shall remain in full force and effect until the Obligations shall have been performed in full.  If at any time any performance by any Person of any Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or, following the Closing, the Company or otherwise, Guarantor’s obligations hereunder with respect to such Obligation shall be reinstated at such time as though such Obligation had become due and had not been performed.

10.5                                    Subrogation.  Upon performance by Guarantor of any Obligation, Guarantor shall be subrogated to the rights of Seller against Buyer or, following the Closing, the Company with respect to such Obligation; provided that Guarantor shall not enforce any Obligation by way of subrogation against Buyer or, following the Closing, the Company while any Obligation is due and unperformed by Buyer or, following the Closing, the Company, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.1                                    Further Assurances.  From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other actions as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

11.2                                    Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by facsimile transmission (receipt of which is confirmed):

(a)                           If to Buyer or, after the Closing, the Company, to:

Neenah Paper, Inc.

3460 Preston Ridge Road

Suite 600

Alpharetta, Georgia 30005

Attention:                                         Steven S. Heinrichs

Senior Vice President, General Counsel and Secretary

Telecopier:                                    (678) 518-3283

Email :                                                         steve.heinrichs@neenah.com

with a copy to:

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, N.E.

Atlanta, Georgia 30309-3488

Attention:                                         Rick Miller

Telecopier:                                    (404) 420-0787

Email:                                                            rick.miller@bryancave.com

(b)                                 If to Seller, or, prior to Closing, the Company, to:

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, New York 10171

Telecopy:  (212) 697-5524

Attention:  Eric Schondorf, Esq.

with a copy to:

Kaye Scholer LLP

250 W. 55th Street

New York, New York 10019-9710

Fax:  (212) 836-6435

Attention:  Emanuel Cherney, Esq.

or to such other Person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which sent by facsimile and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

11.3                                    Exhibits and Schedules.  Any matter, information or item disclosed in the Disclosure Schedule or other schedules delivered by the Company or Seller or in any of the Exhibits attached hereto, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent.  The inclusion of any matter, information or item in any schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company or Seller to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

11.4                                    Amendment, Modification and Waiver.  This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto.  Any failure of Seller or the Company to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller or the Company, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

11.5                                    Entire Agreement.  This Agreement, the Confidentiality Agreement and the Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof.  Except as set forth in Section 6.2(b), this Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

11.6                                    Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

11.7                                    Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights hereunder to one or more of its affiliates; provided, that no such assignment shall relieve Buyer of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

11.8                                    No Third-Party Beneficiaries.  This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement, except (x) the D&O Indemnified Persons as set forth in Section 6.7 and (y) the Buyer Indemnified Parties and the Seller Indemnified Parties as set forth in Article IX.

11.9                                    Fees and Expenses; Transfer Taxes.

(a)                                 Except as set forth herein, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Buyer shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement and shall file all Tax Returns related thereto.

11.10                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                             Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity and a government or any department or agency thereof.  As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

11.12                             Forum; Service of Process.  Subject to Section 2.5(b), any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall only be instituted in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or if such court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware)(and the appellate courts thereof) and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

11.13                             Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of Delaware.

11.14                             WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS

WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.15                             Release.  Effective as of immediately prior to the Closing, the Company, for itself and on behalf of its equityholders, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Seller and Seller’s Affiliates and all directors and officers of the Company holding such position at any time prior to the Closing from any and all actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company or any of its Subsidiaries other than with respect to (a) any act of actual Fraud by any such Person, (b) any act that constitutes a violation of any applicable criminal statute and (c) their respective obligations under this Agreement.

11.16                             Specific Performance.  The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy.  Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief), exclusively by the Delaware Court of Chancery and, with respect to any appeal from the Delaware Court of Chancery, any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 11.16 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

11.17                             Conflicts and Privilege.  Buyer hereby waives and agrees not to assert, and agrees to cause each of its subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any officer, employee, director or Affiliate of Seller or the Company or any of its Subsidiaries in any matter involving this Agreement or any other agreements or transactions contemplated hereby (including any litigation, arbitration, mediation or other proceeding), by Kaye Scholer LLP.  Buyer and the Company further agree that, as to all communications between Kaye Scholer LLP, the Company and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney/client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller, and shall not pass to or be claimed or controlled by the Company; provided that Seller shall not waive such attorney/client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other agreements referred to herein.  Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than Seller after the Closing, the Company may assert the attorney/client privilege to prevent disclosure of confidential communications by Kaye Scholer LLP to such Person.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASP FIBERMARK HOLDINGS, LLC

By:	/s/ Matthew LeBaron
Name: Matthew LeBaron
Title: Vice President

ASP FIBERMARK, LLC

By:	/s/ Matthew LeBaron
Name: Matthew LeBaron
Title: Vice President

NEENAH FMK HOLDINGS, LLC

By:	/s/ John P. O’Donnell
Name: John P. O’Donnell
Title: President and Chief Executive Officer

NEENAH PAPER, INC.

By:	/s/ John P. O’Donnell
Name: John P. O’Donnell
Title: President and Chief Executive Officer

Schedules and Exhibits

The following schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Neenah Paper, Inc., hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

Exhibit A — Accounting Principles

Exhibit B — R&W Insurance Policy

Company Disclosure Schedules

Schedule 1.1 — Buyer Knowledge Parties

Schedule 1.2 — Title Commitments and Surveys

Schedule 3.2(a)(1) — Capitalization — Company Interests

Schedule 3.2(a)(ii) — Capitalization — Other Equity Interests/Rights

Schedule 3.2(b) — Capitalization — Preemptive Rights

Schedule 3.3(a) — Subsidiaries

Schedule 3.3(b) — Subsidiaries — Other Equity Interests/Rights

Schedule 3.4 — No Violation; Consents and Approvals

Schedule 3.5(a) — Financial Statements

Schedule 3.6 — Absence of Certain Changes or Events

Schedule 3.7(a) — Personal Property

Schedule 3.7(b) — Personal Property — Condition

Schedule 3.8(a) — Real Property — Owned Real Property; Leased Real Property

Schedule 3.8(d) — Real Property — Owned Real Property — Liens

Schedule 3.8(e) — Real Property — Leased Real Property — No Default/Breach

Schedule 3.9(a) — Intellectual Property

Schedule 3.9(b) — Intellectual Property — Liens/Rights to Use

Schedule 3.10 — Litigation

Schedule 3.11(a) — Employee Benefit Plans — Plans

Schedule 3.11(b) — Employee Benefit Plans —Plan Compliance

Schedule 3.11(c) - Employee Benefit Plans —Multiemployer Plans/Pension Plans

Schedule 3.11(d) - Employee Benefit Plans — Contributions

Schedule 3.11(e) - Employee Benefit Plans — Post-Employment Welfare Benefits

Schedule 3.11(i) - Employee Benefit Plans — Prohibited Transactions

Schedule 3.11(j) - Employee Benefit Plans — Triggering Events under Benefit Plans

Schedule 3.12 — Taxes

Schedule 3.13 — Material Contracts

Schedule 3.14 — Compliance with Laws; Permits

Schedule 3.15(a) — Labor Matters — Employment Litigation

Schedule 3.15(b) — Labor Matters - Collective Bargaining Agreements

Schedule 3.15(c) — Labor Matters — Compliance with Employment and Labor Laws

Schedule 3.15(d) — Labor Matters — List of Salaried Employees

Schedule 3.15(f) — Labor Matters — Employee and Director Loans

Schedule 3.15(h) — Labor Matters — Notice of Termination and Outstanding Offers

Schedule 3.16 — Environmental Matters

Schedule 3.17 — Customers; Suppliers

Schedule 3.19 — Warranty Claims

Schedule 3.21 — Affiliate Transactions

Schedule 3.22 — Insurance

Schedule 3.25 — Undisclosed Liabilities

Schedule 4.2 — Ownership of Company Interests

Schedule 4.3 — No Violations; Consents and Approvals

Schedule 5.2 — No Violations; Consents and Approvals

Schedule 6.1 — Conduct of Business

Schedule 6.4 — Consents

Schedule 6.10 — Payoff Letters

Schedule 6.18 - Non-Solicitation Employees

Schedule 9.2(a) — 401(l) Liability